Exhibit 10.1

PURCHASE AND SALE AGREEMENT
by and among
Kingfisher Midstream, LLC, Oklahoma Produced Water Solutions, LLC, Kingfisher STACK Oil Pipeline, LLC and Cimarron Express Pipeline, LLC
as Seller
and
BCE-Mach III LLC
as Buyer
dated December 31, 2019

WEIL:\97290797\40\56399.0003

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND INTERPRETATION1
1.1Defined Terms    1
1.2References and Rules of Construction    17
ARTICLE II ASSET ACQUISITION18
2.1Asset Acquisition    18
2.2Excluded Assets    19
2.3Revenues and Expenses    22
2.4365 Contracts; Cure Costs    22
2.5Consents for 365 Contracts and Purchased Rights of Way    24
ARTICLE III PURCHASE PRICE; DEPOSIT25
3.1Purchase Price    25
3.2Deposit    25
3.3Adjustments to Purchase Price    25
3.4Closing Settlement Statement; Final Settlement Statement    26
3.5Disputes    27
3.6Allocated Values    28
3.7Withholding    28
ARTICLE IV ACCESS/DISCLAIMERS29

i

4.1Access    29
4.2Confidentiality    31
4.3Disclaimers    31
ARTICLE V CASUALTIES; TRANSFER RESTRICTIONS32
5.1Casualty or Condemnation Loss    32
5.2Consents to Assign    33
ARTICLE VI [RESERVED]35
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF SELLER35
7.1Organization, Existence    35
7.2Authorization    35
7.3No Conflicts    35
7.4Consents    36
7.5Foreign Person    36
7.6Claims and Litigation    36
7.7Material Contracts    36
7.8No Violation of Laws    37
7.9Preferential Purchase Rights    37
7.10Current Commitments    37
7.11Asset Taxes    37
7.12Brokers’ Fees    38

7.13Bonds and Credit Support    38
7.14Pipeline Imbalances    38
7.15Owned Real Property; Rights of Way    38
7.16Insurance    39
7.17Personal Property    39
7.18Permits    39
7.19Environmental Matters    39
7.20FCC Matters    40
7.21Labor and Employment    40
7.22Benefit Plans    41
ARTICLE VIII BUYER REPRESENTATIONS AND WARRANTIES41
8.1Organization; Existence    41
8.2Authorization    41
8.3No Conflicts    41
8.4Consents    42
8.5Bankruptcy    42
8.6Claims and Litigation    42
8.7Regulatory    42
8.8Financing    42
8.9Independent Evaluation    43
8.10Brokers’ Fees    43

8.11Accredited Investor    43
ARTICLE IX CERTAIN AGREEMENTS43
9.1Conduct of Business    43
9.2Bonds    45
9.3Notifications    45
9.4RESERVED    45
9.5Equitable and Other Remedies    45
9.6Record Retention    46
9.7Permits; Operatorship    46
9.8HSR Act    46
9.9Bankruptcy Court Approval; Bidding Procedures    47
9.10Bankruptcy Proceedings    47
9.11Certain Litigation Matters    49
9.12RESERVED    49
9.13Financing    49
9.14Material Contracts    52
ARTICLE X BUYER’S CONDITIONS TO CLOSING52
10.1Representations    52
10.2Performance    53
10.3No Legal Proceedings    53

10.4Casualty Losses; Consents    53
10.5Certificate    53
10.6HSR Act    53
10.7Closing Deliverables    53
10.8Sale Order    53
10.9Closing of Transactions under AMH Agreement    53
ARTICLE XI SELLER’S CONDITIONS TO CLOSING54
11.1Representations    54
11.2Performance    54
11.3No Legal Proceedings    54
11.4Casualty Losses; Consents    54
11.5Certificate    54
11.6Sale Order    54
11.7HSR Act    54
11.8Closing Deliverables    54
11.9Closing of Transactions under AMH Agreement    55
ARTICLE XII CLOSING55
12.1Date of Closing    55
12.2Place of Closing    55
12.3Closing Obligations    55

12.4Records    56
12.5FCC Filings    56
ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL56
13.1Assumed Obligations; Excluded Obligations    56
13.2Indemnities of Buyer    59
13.3Express Negligence    59
13.4Exclusive Remedy    59
13.5Indemnification Procedures    60
13.6Survival    61
13.7Non-Compensatory Damages    62
13.8Waiver or Right to Rescission    62
13.9Insurance    63
13.10Waiver of Consumer Rights    63
ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES63
14.1Right of Termination    63
14.2Effect of Termination    65
14.3Return of Documentation and Confidentiality    68
ARTICLE XV EMPLOYEES68
15.1Business Employees    68
15.2Employee Matters    69

ARTICLE XVI MISCELLANEOUS70
16.1Exhibits and Schedules    70
16.2Expenses and Taxes    70
16.3Value Allocations for Tax Purposes    71
16.4Assignment; Liquidating Trust    71
16.5Preparation of Agreement    72
16.6Publicity; Disclosure of Agreement and Transaction    72
16.7Notices    72
16.8Further Cooperation    74
16.9Filings, Notices and Certain Governmental Approvals    74
16.10Entire Agreement; Conflicts    74
16.11Successors and Permitted Assigns    75
16.12Parties in Interest    75
16.13Amendment    75
16.14Waiver; Rights Cumulative    75
16.15Governing Law; Jurisdiction; Venue; Jury Waiver    76
16.16Severability    77
16.17Removal of Name    78
16.18Counterparts    78
16.19Time is of the Essence    78
16.20No Recourse    78
16.21No Recourse to Financing Sources    79

LIST OF EXHIBITS

EXHIBITS:
Exhibit A	Form of Assignment and Bill of Sale
Exhibit B	Form of Deed
Exhibit C	Form of ROW Assignment Agreement
Exhibit D	Sale Area
Exhibit E	Gathering Systems
Exhibit F	Purchased Rights of Way
Exhibit G	Personal Property
Exhibit H	Disposal Wells
Exhibit I	Vehicles
Exhibit J	FCC Licenses
Exhibit K	Excluded Assets
Exhibit L	RESERVED
Exhibit M	Form of Sale Order
Exhibit N	Form of Release and Exculpation
Exhibit O	Form of Escrow Agreement

LIST OF SCHEDULES

SCHEDULES:
Schedule 1.1	Gathering Agreements
Schedule 1.1(a)	RESERVED
Schedule 1.1(b)	Permitted Encumbrances
Schedule 2.4(b)	365 Schedule
Schedule 3.6	Allocated Values
Schedule 7.3	No Conflicts
Schedule 7.4	Seller Consents
Schedule 7.6	Litigation
Schedule 7.7(a)	Material Contracts
Schedule 7.7(b)	Material Defaults
Schedule 7.8	Violation of Laws
Schedule 7.9	Preferential Purchase Rights
Schedule 7.10	Current Commitments
Schedule 7.11	Asset Taxes
Schedule 7.13	Bonds and Credit Support
Schedule 7.14	Pipeline Imbalances
Schedule 7.15(a)	Owned Real Property
Schedule 7.15(c)	ROW Interests
Schedule 7.15(e)	Scheduled ROW Interests – Gaps
Schedule 7.16	Insurance
Schedule 7.19(a)	Environmental Matters
Schedule 7.20	Applicable FCC Licenses
Schedule 8.4	Buyer Consents
Schedule 9.1	Conduct of Business
Schedule 9.11	Certain Litigation Matters
Schedule 15.1	Business Employees

x

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 31st day of December, 2019 (the “Execution Date”), by and among Kingfisher Midstream, LLC, a Delaware limited liability company (“KFM”), Oklahoma Produced Water Solutions, LLC, a Delaware limited liability company (“OPWS”), Kingfisher STACK Oil Pipeline, LLC, a Delaware limited liability company (“KSOP”), and Cimarron Express Pipeline, LLC, a Delaware limited liability company (“CEP” and, together with KFM, OPWS and KSOP, collectively “Seller”), and BCE-Mach III LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”
Recitals
WHEREAS, effective as of the Effective Time, Seller desires to sell and convey, and Buyer desires to purchase and pay for, the Assets (as defined below) in accordance with the terms and conditions of this Agreement; and
WHEREAS, the transactions contemplated by this Agreement are subject to Seller filing voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Chapter 11 Cases”) in accordance with the terms of this Agreement.
NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1

ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms as set forth below in this Section 1.1:
“365 Contract” means all Applicable Contracts and other executory contracts and unexpired leases to which a Seller is a party that relate to the Assets, in each case that may be assumed by Seller pursuant to Section 365 of the Bankruptcy Code.
“365 Schedule” has the meaning set forth in Section 2.4(b).
“AAA” means the American Arbitration Association.
“AAA Rules” means the Commercial Arbitration Rules of the AAA.
“Accounting Arbitrator” has the meaning set forth in Section 3.5.
“Adjusted Purchase Price” has the meaning set forth in Section 3.3.
“AFEs” has the meaning set forth in Section 7.10.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or action of another, whether through the ownership of voting securities, voting trust, by contract, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.
“Agreement” has the meaning set forth in the first paragraph herein.
“Allocable Amount” has the meaning set forth in Section 16.3.
“Allocated Value” has the meaning set forth in Section 3.6.
“Allocation Schedule” has the meaning set forth in Section 16.3.
“AMH Agreement” means the Purchase and Sale Agreement by and among Alta Mesa Holdings, LP, Alta Mesa Holdings GP, LLC, OEM GP, LLC, Alta Mesa Finance Services Corp., Alta Mesa Services, LP Oklahoma Energy Acquisitions, LP and, for the limited purposes set forth therein, Alta Mesa Resources, Inc., on the one hand and Buyer, on the other hand, dated as of even date herewith.
“AMH BPO” means the Order Establishing Bidding Procedures Relating to the Sales of All or a Portion of the Debtors’ Assets (as may be amended, supplemented or modified from time to time), entered by the Bankruptcy Court on October 11, 2019 [D.I. 317] in the chapter 11 cases of Alta Mesa Resources, Inc., et al., jointly administered at Case Number 19-35133 (MI).

“AMH Change” means an amendment of the AMH Agreement that has the effect of adversely and materially affecting the certainty or timing of closing of the AMH Agreement.
“Applicable Contracts” means all Contracts, if any, to which a Seller is a party that relate to the Assets, including Contracts to the extent they are used by a Seller in the operation or development of the Assets, or any other Contracts by which the Assets are bound and that, subject to the other provisions of this Agreement, will be binding on Buyer after the Closing, including purchase and sale agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation and marketing agreements; Hydrocarbon storage agreements; acreage dedication agreements; area of mutual interest agreements; operating agreements and balancing agreements; unitization agreements; processing agreements; surface use agreements; crossing agreements; water supply agreements; saltwater disposal agreements or other waste disposal agreements; facilities or equipment leases; letters of objection; letter agreements; and other similar contracts and agreements held by Seller, in each case, to the extent related to Seller’s right, title and interest in the Assets.
“Applicable FCC Licenses” has the meaning set forth in Section 7.20.
“Applicable Policies” has the meaning set forth in Section 7.16.
“Asset Credit Support” means any bonds, letters of credit, guarantees or other forms of credit support, if any, posted by Seller or its Affiliates with Governmental Authorities or other Third Parties and relating to the Assets.
“Asset Taxes” has the meaning set forth in Section 16.2(c).
“Assets” has the meaning set forth in Section 2.1.
“Assigned Contracts” means the 365 Contracts assumed by a Seller and assigned to Buyer pursuant to Section 2.4 and all other Applicable Contracts that are not 365 Contracts (other than Excluded Contracts).
“Assigned FCC Licenses” has the meaning set forth in Section 2.1(m).
“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, pertaining to the Assets (other than the Assets covered by Deeds and the ROW Assignment Agreements), substantially in the form attached to this Agreement as Exhibit A.
“Assumed Obligations” has the meaning set forth in Section 13.1(a).
“Auction” has the meaning set forth in the Bidding Procedures.
“Avoidance Action” means any claim, right or cause of action of any Seller arising under chapter 5 of the Bankruptcy Code and any analogous state or federal statutes and common law relating to the Assets, Assigned Contracts, and Assumed Obligations.
“Backup Bidder” means the bidder for the Assets with the next-highest or otherwise second-best bid for the Assets as determined in accordance with the Bidding Procedures.

“Back-up Termination Date” means the first to occur of (a) forty-five (45) days after the entry of the Sale Order and (b) consummation of the transaction with the winning bidder at the Auction.
“Bankruptcy Code” means title 11 of the United States Code.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.
“Benefit Plans” means (a) any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, restricted stock, phantom stock or stock-based, stock or cash award, deferred compensation, leave of absence, layoff, stay, vacation, day or dependent care, legal services, cafeteria, life, health, welfare, post-retirement, accident, disability or other insurance, severance, separation, retention, change of control, employment or other benefit or compensation plan, practice, policy, agreement or arrangement of any kind, whether written or oral, whether for the benefit of a single individual or more than one individual, and whether or not legally enforceable, and (b) any other “employee benefit plan” within the meaning of Section 3(3) of ERISA or any comparable provision of any other applicable Law existing on the Closing Date or prior thereto, in each case, that is established, sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates, or any predecessor of any of the foregoing, or for which Seller or any of its Affiliates is a party, is subject or may have Liabilities, including with respect to any Business Employee.
“Bidding Procedures” means the Bidding Procedures attached to the AMH BPO as Annex 1, as may be modified by the Bankruptcy Court to the extent necessary to apply to the Chapter 11 Cases.
“Bidding Procedures Motion” has the meaning set forth in Section 9.10(d).
“Board of Directors” means, as to each Seller, the board of directors or board of managers of such Seller or such other governing body of such Seller performing similar functions as a board of directors or board of managers,
“Break-Up Fee and Expense Reimbursement” has the meaning set forth in Section 14.2(d).
“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas are authorized by Law to close.
“Business Employee” means each employee of Seller or any of its Affiliates whose primary duties and responsibilities are associated with the operation of the Assets, each of whom is set forth on Schedule 15.1.
“Buyer” has the meaning set forth in the first paragraph herein.
“Buyer Non-Recourse Party” has the meaning set forth in Section 16.20(b).
“Buyer Parties” means (a) Bayou City Energy Management LLC; (b) BCE-AMH Holdings, LLC; (c) BCE-AMR Holdings LLC; (d) BCE-MESA Holdings, LLC; (e) William W. McMullen; (f) Mark Stoner; (g) Andrew Koehler; (h) Mach Resources LLC; (i) BCE-Mach LLC; (j) BCE-Mach II LLC; and (k) with respect to each of the foregoing Persons or entities, such Person or Entities’ respective current and former equity holders, controlled subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such; provided that under no circumstances shall the Buyer Parties include any Excluded Persons and Entities.
“Buyer Representatives” has the meaning set forth in Section 4.1(a).
“Cash Collateral Order” means the order of the Bankruptcy Court (a) authorizing Seller to use the cash collateral of the prepetition lenders and (b) providing the prepetition lenders with adequate protection.
“Casualty or Condemnation Loss” has the meaning set forth in Section 5.1(b).
“CBA” has the meaning set forth in Section 7.7(a)(x).
“CEP” has the meaning set forth in the first paragraph herein.
“Chapter 11 Cases” has the meaning set forth in the Recitals.
“Claim Notice” has the meaning set forth in Section 13.5(b).
“Closing” has the meaning set forth in Section 12.1.
“Closing Date” has the meaning set forth in Section 12.1.
“Closing Settlement Statement” has the meaning set forth in Section 3.4(a).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” shall mean, collectively, binding commitments to provide debt or equity financing in an amount equal to at least the Required Amounts to Buyer pursuant to commitment letters from Persons with the capitalization necessary to fund such commitments in order to consummate the transactions contemplated by this Agreement and the AMH Agreement; provided that each such commitment letter shall be in form and substance reasonably acceptable to Seller.
“Commitment Deadline” has the meaning set forth in Section 9.13(a).
“Commitment Documents” has the meaning set forth in Section 9.13(a).
“Confidentiality Agreement” means that certain Confidentiality Agreement dated October 1, 2019 by and between the Company (as defined therein) and BCE-Mach LLC.
“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan.

“Consent” has the meaning set forth in Section 7.4.
“Continuing Employee” has the meaning set forth in Section 15.1.
“Continuing Employee Records” shall mean the following current employment and current personnel information with respect to each Continuing Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job function, variable compensation targets, performance documentation, and business and personal mailing addresses and telephone numbers, including as applicable, any applicable employment-related agreements, Family and Medical Leave Act (or similar) records and Forms I-9 (Employment Eligibility Verification) related to such Continuing Employee; provided that Continuing Employee Records shall not include any medical records.
“Contract” means any contract or agreement, including all Hydrocarbon purchase and sale contracts, Hydrocarbon gathering or transportation contracts, processing agreements, marketing agreements, production handling agreements, compression agreements, equipment leases, and surface use agreements, but excluding, however, any easement, surface lease, right-of-way, Permit or other instrument, in each case, creating or evidencing any real property interests.
“Cure Costs” has the meaning set forth in Section 2.4(a).
“Customary Post Closing Consents” means the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily and reasonably obtained after the assignment of properties similar to the Assets.
“Debt Financing Related Parties” means the Debt Financing Sources and other lenders from time to time party to agreements related to the Commitment, their Affiliates and their and their Affiliates’ respective Representatives and their respective successors and permitted assigns.
“Debt Financing Sources” means the lenders, arrangers and bookrunners (including the lenders) (or any of their Affiliates) party from time to time to the Commitment Documentation.
“Debt Instrument” has the meaning set forth in Section 7.7(a)(iii).
“Deed” means, collectively, one or more deeds without warranty (statutory, express or implied) substantially in the form attached hereto as Exhibit B, adapted as necessary to conform to local requirements to render such deeds effective and recordable, pertaining to any surface fee interests included in the Assets.
“Deloitte” has the meaning set forth in Section 3.5.
“Deposit” has the meaning set forth in Section 3.2(a).
“Designation Deadline” means 5:00 p.m. (Central Time) on the date that is five (5) Business Days prior to the Target Closing Date, or such later date as Buyer and Seller shall mutually agree and, if applicable, as the Bankruptcy Court may authorize.

“Disposal Wells” has the meaning set forth in Section 2.1(h).
“Dispute Notice” has the meaning set forth in Section 3.4(a).
“DOJ” means the United States Department of Justice.
“Effective Time” means 12:01 a.m. (Central Prevailing Time) on January 1, 2020.
“Election Form” has the meaning set forth in Section 2.4(c).
“Encumbrance” means all liens, whether consensual or statutory (including mechanic’s, materialman’s, carrier’s, repairer’s, contractor’s and other similar liens arising under applicable Laws), replacement liens, adequate protection liens or other liens granted under Sections 361, 363 or 364 of the Bankruptcy Code, mortgages, deeds of trust, hypothecations, pledges, security interests, charges, options and transfer restrictions, including without limitation, rights of first refusal or first offer, defect or objection liens, easements, encroachments or servitudes, in each case, that constitutes an “interest” for purposes of Bankruptcy Code § 363(f), including without limitation those charges or interests in property within the meaning of “lien” under Bankruptcy Code § 101(37) or any other limitation, restriction or interest that constitutes an “interest” for the purposes of Bankruptcy Code § 363(f).
“Environmental Condition” means a condition that causes an Asset (or Seller with respect to an Asset) not to be in compliance with or subject to Liability under an Environmental Law. For the avoidance of doubt, (a) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, and (b) except with respect to Personal Property (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface Personal Property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.
“Environmental Defect” means an Environmental Condition existing on the Execution Date or the Closing Date with respect to any Asset.
“Environmental Laws” means any applicable Law relating to public or worker health or safety (regarding Hazardous Materials), pollution or the protection of the environment, including air, water, or land. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Authority.
“Environmental Liability” means any Liability (a) resulting from or attributable to the actual or threatened Release of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, disposal or handling of Hazardous Materials; or (c) otherwise arising under or related to Environmental Laws or the violation thereof; provided that Environmental Liabilities shall not include Liabilities relating to or at any time arising out of the off-site transportation, disposal or arrangement therefor of any Hazardous Materials off the premises of the Assets prior to the Closing, or civil or criminal fines or penalties relating to violations occurring prior to the Closing Date of any Environmental Law with respect to the Assets or the operation thereof.
“Environmental Permits” means all permits under any Environmental Law; provided, however, that Real Property Permits are expressly excluded from the term Environmental Permits.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that, together with Seller or any of its Affiliates, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.
“Escrow Account” means the account maintained by Escrow Agent in connection with the Escrow Agreement.
“Escrow Agent” means Prime Clerk LLC.
“Escrow Agreement” means that certain Escrow Agreement to be entered into by and among Buyer, Seller and Escrow Agent at Closing in substantially the form attached hereto as Exhibit O.
“Excess Cure Costs” has the meaning set forth in Section 2.4(a).
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Contracts” means all 365 Contracts other than Assigned Contracts.
“Excluded Liabilities” has the meaning set forth in Section 13.1(b).
“Excluded Persons and Entities” means each of (a) KFM Holdco, LLC, (b) High Mesa Inc. and all of its subsidiaries, (c) Alta Mesa Resources, Inc., and its subsidiaries, (d) Riverstone VI Alta Mesa Holdings, L.P. and any of its related Persons or Entities that would otherwise be included in the definition of Representatives (as defined in the Sale Order) of Buyer or the Buyer Parties, in their respective capacities as equity holders or Affiliates of Buyer or any of the Buyer Parties, or (e) HPS Investment Partners, LLC and any of its related Persons or Entities that would otherwise be included in the definition of Representatives (as defined in the Sale Order) of Buyer or the Buyer Parties, in their respective capacities as equity holders or Affiliates of Buyer or any of the Buyer Parties.
“Execution Date” has the meaning set forth in first paragraph herein.
“FCC” means the Federal Communications Commission.
“FCC Licenses” means any licenses, permits, certificates, approvals, franchises, consents, waivers, registrations or other authorizations issued by the FCC.
“Fee Letters” has the meaning set forth in Section 9.13(a).

“Final Order” means any award, decision, decree, settlement, order, injunction, ruling, judgment, or consent of or entered, issued, made or rendered by any Governmental Authority as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.
“Final Settlement Date” has the meaning set forth in Section 3.4(b).
“Final Settlement Statement” has the meaning set forth in Section 3.4(b).
“Free and Clear” means free and clear of all claims, Encumbrances or Liabilities other than the Assumed Obligations and Permitted Encumbrances, in each case to the maximum extent permitted by Section 363(f) of the Bankruptcy Code.
“FTC” means the Federal Trade Commission.
“GAAP” means generally accepted accounting principles as used in the United States of America.
“Gathering Agreements” means those Hydrocarbon gathering, transportation and processing agreements and water and disposal agreements set forth on Schedule 1.1.
“Gathering Systems” has the meaning set forth in Section 2.1(a).
“Good and Defensible Title” means, as to each Gathering System and Owned Real Property, good and defensible title to such property by which Seller would be reasonably likely to successfully defend against any adverse claim made by a Third Party, and which, as of Closing, is free and clear of all Encumbrances other than Permitted Encumbrances.
“Governmental Authority” means any federal, state, county, city, local, municipal, tribal, foreign or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, department, board, bureau, body, official or other authority or instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court, arbitral body (public or private) or other tribunal, including any tribal authority having or asserting jurisdiction with respect to the Assets.
“Hazardous Materials” means any: (a) pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, products or chemicals that are regulated by or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant”, or may form the basis of liability under, any Environmental Laws; (b) Hydrocarbons, petroleum, petrochemical or petroleum products, petroleum substances, natural gas liquid, condensate, natural gas, crude oil or any components, fractionations or derivatives thereof or any mixtures containing any of the foregoing; (c) oil and gas exploration and production wastes, including produced and flow back waters; and (d) asbestos containing materials, mercury, polychlorinated biphenyls, mold, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“Highest or Best Proposal” shall mean any bona fide proposal or offer to or from a Person other than Buyer or its representatives with respect to (a) any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring involving all or part of the Assets, or (b) any other direct or indirect acquisition or series of acquisitions involving all or part of the Assets, that, in each case, the independent manager of KFM has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, would, if consummated, result in the highest or otherwise best transaction for Seller, taking into account all terms thereof, including (x) the likelihood and timing of consummation, and (y) all material legal, financial (including the financing terms of any such proposal), conditionality, regulatory and other aspects of such proposal.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder.
“Hydrocarbons” means oil, gas and other hydrocarbons (including casinghead gas and condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination thereof, and sulphur, carbon dioxide and any other minerals extracted from, attributable to or produced in association therewith.
“Indemnified Party” has the meaning set forth in Section 13.5(a).
“Indemnifying Party” has the meaning set forth in Section 13.5(a).
“Instruments of Conveyance” means, collectively, the Assignment, the Deed(s) and the ROW Assignment Agreements.
“Interim Period” means the period of time commencing with the Effective Time and ending immediately prior to Closing.
“KFM” has the meaning set forth in the first paragraph herein.
100    “Knowledge” means, (a) with respect to Seller, the actual knowledge (without due investigation or inquiry) of the following Persons: John Regan, John Campbell, and Mark Castiglione, and (b) with respect to Buyer, the actual knowledge (without due investigation or inquiry) of the following Persons: Daniel T. Reineke, Jr. and Kevin White.
“KSOP” has the meaning set forth in the first paragraph herein.
“Law” means any applicable statute, law (including any obligation arising under the common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, losses, monetary damages, penalties, fines, fees, interest obligations, deficiencies,

debts, obligations, costs and expenses and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including any amounts paid in settlement, interest, court costs, costs of investigators, attorneys’ fees, legal or other expenses incurred in connection therewith.
“Liquidating Trust” means a liquidating or similar trust as may be established with respect to Seller’s estate in conjunction with the Chapter 11 Cases.
“Liquidating Trustee” means the trustees or other representative of the Liquidating Trust.
“Material Adverse Effect” means, with respect to Seller, any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an event) (whether foreseeable or not and whether covered by insurance or not) that, individually or in the aggregate, has resulted or would reasonably be expected to result in, (1) a material adverse effect upon the ability of Seller to consummate the transactions contemplated by this Agreement, or to perform its obligations hereunder, or (2) a material adverse effect on the ownership, operation, financial condition or value of the Assets, taken as a whole, as currently owned and operated as of the Execution Date; provided, however, that Material Adverse Effect shall not include such material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates, or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including hurricanes, storms or other naturally occurring events; (e) acts or failures to act of Governmental Authorities, except as a result of the action or inaction of Seller or its Affiliates; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war or any similar disorder; (g) any actions taken or omitted to be taken by or at the written request or with the prior written consent of Buyer or required by the terms of this Agreement; (h) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement, including matters to the extent a downward Purchase Price adjustment is provided for under this Agreement; (i) any change in Laws or in GAAP and any interpretations thereof from and after the Execution Date; (j) Casualty or Condemnation Losses; (k) the commencement or pendency of the Chapter 11 Case; (l) any objections in the Bankruptcy Court to (i) this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (ii) the reorganization of Seller and any related plan of reorganization or disclosure statement, (iii) the Bidding Procedures or the sale motion, or (iv) the assumption or rejection of a 365 Contract; (m) any order of the Bankruptcy Court (except any such order that would preclude or prohibit Seller from consummating the transactions contemplated by this Agreement) or any actions or omissions of Seller in compliance therewith; and (n) any of the matters disclosed on any Exhibit or Schedule to this Agreement.
“Material Contracts” has the meaning set forth in Section 7.7.
“New Commitment” has the meaning set forth in Section 9.13(b)(iv).

“NORM” means naturally occurring radioactive material.
“Offered Employees” has the meaning set forth in Section 15.1.
“Operating Expenses” means all (a) operating expenses (including costs of insurance) and capital expenditures paid or payable to Third Parties incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, under and pursuant to the relevant transportation, gathering, treating, or processing agreement, if any (in each case, to the extent the same is an Assigned Contract) and (b) all Third Party overhead; but excluding (in all cases) Liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract or violation of any Law, (ii) obligations relating to the dismantling or decommissioning facilities and restoring the surface around such facilities, (iii) Environmental Liabilities (other than monitoring or other costs incurred in the ordinary course of business to maintain compliance with Environmental Laws or prevent an Environmental Condition or Environmental Liabilities), (iv) obligations with respect to Pipeline Imbalances, (v) obligations with respect to Taxes, (vi) amounts (if any) incurred to obtain any Required Consent, (vii) any amounts incurred to cure or attempt to cure any breaches of this Agreement or any Casualty or Condemnation Loss, (viii) any Cure Costs, and (ix) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (i) through (ix), whether such claims are made pursuant to contract or otherwise.
“OPWS” has the meaning set forth in the first paragraph herein.
“Outside Termination Date” means April 15, 2020.
“Owned Real Property” has the meaning set forth in Section 7.15(a).
“Party” and “Parties” have the meanings set forth in the first paragraph herein.
“PEPL” means Panhandle Eastern Pipe Line Company, LP.
“PEPL Contracts” means, collectively, the Applicable Contracts between Seller and PEPL or any Affiliate of PEPL.
“Permits” means any permit, license, registration, consent, order, approval, variance, exemption, waiver, franchise, right or other authorization (in each case) of any Governmental Authority, excluding FCC Licenses.
“Permitted Encumbrances” means:
(a)    the terms and conditions of all Applicable Contracts that individually or in the aggregate do not prevent or materially impair the operation or use of the Assets as currently operated and used;
(b)    Preferential Purchase Rights;

(c)    liens for Taxes or assessments (i) (A) not yet due or delinquent, (B) the nonpayment of which is permitted or required by the Bankruptcy Code or (C) that if delinquent, are being contested in good faith by appropriate proceedings by or on behalf of Seller, (ii) are set forth on Schedule 1.1(b), or (iii) from which the Assets will be permanently and fully released pursuant to the Sale Order;
(d)    any Consents (including Customary Post Closing Consents), and any required notices to, or filings with, Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;
(e)    all applicable Laws and all rights reserved to or vested in any Governmental Authority: (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Asset; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Asset to any Governmental Authority with respect to any franchise, grant, license or permit;
(f)    rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership, in each case, to the extent the same does not prevent or materially impair the operation or use of the Assets subject thereto as currently operated and used;
(g)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other similar rights for the purpose of surface or other operations, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and other like purposes, or for the joint or common use of the lands, rights-of-way, facilities and equipment, in each case, to the extent the same does not prevent or materially impair the operation or use of the Assets as currently operated and used;
(h)    vendor’s, carrier’s, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations (i) which are not yet due or (ii) if delinquent, that are being contested in good faith by appropriate proceedings by or on behalf of Seller and are set forth on Schedule 1.1(b) and, in each case of (i) and (ii), from which the Assets will be permanently and fully released pursuant to the Sale Order or that are discharged pursuant to the Bankruptcy Code;
(i)    liens created under Permits, easements, rights-of-way or Applicable Contracts, or by operation of Law in respect of obligations which (i) are not yet due or (ii), if delinquent, which are being contested in good faith by appropriate proceedings by or on behalf of Seller and are set forth on Schedule 1.1(b) and, in each case of (i) and (ii), from which the Assets will be permanently and fully released pursuant to the Sale Order or that are discharged pursuant to the Bankruptcy Code;

(j)    any Encumbrance affecting the Assets that is permanently and fully released at or prior to Closing or that are discharged pursuant to the Bankruptcy Code;
(k)    all litigation and claims set forth on Schedule 7.6 and all Pipeline Imbalances set forth on Schedule 7.14;
(l)    limitations (including operating limitations) imposed on the Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners), in each case, to the extent the same does not prevent or materially impair the operation or use of the Assets subject thereto as currently operated and used;
(m)    all restrictions or limitations applicable to any ROW Interest set forth in any Hydrocarbon lease from which such ROW Interest is derived, in each case, to the extent the same does not prevent or materially impair the operation or use of such ROW Interest as currently operated and used;
(n)    zoning and planning ordinances and municipal regulations;
(o)    all other Encumbrances, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate do not materially interfere with the ownership, operation or use of the Assets as currently operated and used; and
(p)    the express terms and conditions of any conveyance or granting document creating or evidencing any Owned Real Property or ROW Interest and all restrictions on the exercise of the rights under a conveyance or granting instrument that are set forth therein or in another executed agreement between the parties thereto that individually or in the aggregate do not prevent or materially impair the operation or use of the Assets as currently operated and used.
“Person” means any individual, firm, corporation, company, partnership, joint venture, limited partnership, limited liability company, association, trust, estate, labor union, organization, Governmental Authority or any other entity.
“Personal Property” has the meaning set forth in Section 2.1(d).
“Pipeline Imbalance” means any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller under any Contract relating to the gathering, transportation, marketing, storage or processing (including any production handling and processing at a separation facility) and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility, including corresponding cash settlement obligations.

“Plan” means, if applicable, the joint plan of reorganization of Seller under Chapter 11 of the Bankruptcy Code with respect to the Chapter 11 Cases.
“Plant” means the Lincoln Gas Plant located in Section 35, Township 18 North, Range 6 West, Kingfisher County, OK, consisting of two trains totaling 260 MMcfd of processing capacity.
“Post-Closing Consent Period” has the meaning set forth in Section 5.2(a)(iii).
“Preferential Purchase Right” has the meaning set forth in Section 7.9.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchased Rights of Way” has the meaning set forth in Section 2.1(c).
“Real Property Permits” means those Permits used in connection with the ownership, operation, maintenance, repair or replacement of the Gathering Systems, the Plant or the Disposal Wells that are set forth in Schedule 7.15(c) or that otherwise grant Seller the right to locate Assets in, over or across real property; provided, however, that Environmental Permits are expressly excluded from the definition of Real Property Permits.
“Records” has the meaning set forth in Section 2.1(i).
“Release” or “Released” means any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the environment.
“Remediation” means, with respect to any Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required or necessary under Environmental Laws to fully correct or remove such Environmental Condition.
“Remediation Amount” means, with respect to any Environmental Condition, the cost of the lowest cost Remediation of such Environmental Condition that is effective and reasonably available and in full compliance with Environmental Laws; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s or its Affiliates’ employees, or, if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition (e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Assets or in connection with Permit renewal/amendment activities), (c) overhead costs of Buyer or its Affiliates, or (d) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos-containing materials or NORM unless resulting in a violation of Environmental Laws. The lowest cost Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of Remediation, to the extent such responses are permitted and allowed under Environmental Laws.
“Required Amounts” has the meaning set forth in Section 9.13(a).

“Required Consent” has the meaning set forth in Section 5.2(a)(i).
“ROW Assignment Agreements” means, collectively, one or more assignment agreements without warranty (statutory, express or implied) and without recourse, substantially in the form attached hereto as Exhibit C, adapted as necessary to conform to local requirements to render such assignment agreements effective and recordable, conveying the Purchased Rights of Way from Seller to Buyer.
“ROW Interests” has the meaning set forth in Section 7.15(c).
“Sale Area” means that area set forth on Exhibit D.
“Sale Order” means an order of the Bankruptcy Court substantially in the form attached hereto as Exhibit M, authorizing and approving, inter alia, the sale of the Assets to Buyer on the terms and conditions set forth herein, Free and Clear, the releases set forth therein, and authorizing and approving the assumption and/or assignment of the Assigned Contracts, including the 365 Contracts, to Buyer, which such order may be the Confirmation Order.
“Seller” has the meaning set forth in the first paragraph herein.
“Seller Indemnified Parties” has the meaning set forth in Section 13.2.
“Seller Non-Recourse Party” has the meaning set forth in Section 16.20(a).
“Seller Party” means each of KFM, OPWS, KSOP and CEP, individually.
“Seller Representatives” means each Seller Party and its respective members, partners or shareholders, as the case may be, and its Affiliates and its and their respective successors and assigns, and the officers, board of directors or managers, employees, agents, advisors and representatives of all of the foregoing Persons.
“Seller Taxes” means any (a) income, capital gains, franchise or similar Taxes of Seller or its Affiliates, (b) Asset Taxes allocated to Seller pursuant to Section 16.2 taking into account, and without duplication of, such Asset Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 3.3 or Section 3.4, as applicable, (c) Taxes attributable to the Excluded Assets and (d) Taxes (other than Taxes described in clause (a), (b) or (c)) attributable to the Assets for periods (or portions thereof) before the Effective Time.
“Successful Bidder” means the bidder for the Assets with the highest or otherwise best bid for the Assets as determined (as defined in the AMH BPO) in accordance with the Bidding Procedures.
“Supplemental Bidding Procedures Order” means an order of the Bankruptcy Court, in form and substance reasonably acceptable to Buyer and Seller, that, among other things, (i) orders that the sale of the Assets is subject to the Bidding Procedures (as amended or supplemented, to the extent necessary), (ii) affords Seller with all rights, privileges and benefits under the AMH BPO, (iii) establishes Buyer as the “Stalking Horse Bidder” (as defined in the AMH BPO) for Seller’s Assets and (iv) supplements or amends the Bidding Procedures in accordance with this Agreement, the form and substance of which must be reasonably acceptable to Buyer and Seller.
“Target Closing Date” has the meaning set forth in Section 12.1.
“Tax” or “Taxes” means all (a) taxes, assessments, duties, levies, imposts, unclaimed property and escheat obligations or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest and (b) any liability in respect of any items described in clause (a) above that arises by reason of a Contract, assumption, transferee or successor liability or operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return).
“Tax Return” means any return, declaration, report or information return (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax.
“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Third Party Claim” has the meaning set forth in Section 13.5(b).
“Transaction Documents” means this Agreement and those other documents executed and/or delivered pursuant to or in connection with this Agreement on the Closing Date.
“Transfer Taxes” means any sales, use, excise, real property transfer, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers to Buyer contemplated by this Agreement as well as any interest, penalty or addition thereto whether disputed or not.
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of amended, succeeding, similar, substitute, proposed or final Treasury Regulations.
“Willful Breach” means, with respect to any Party, that such Party knowingly does one or more of the following: (a) such Party willfully and intentionally breaches in any material respect (by refusing to perform or taking an action prohibited) any material pre-Closing covenant, obligation or agreement applicable to such Party, or (b) such Party willfully and intentionally causes any of its representations or warranties under this Agreement to not be true and correct in all material respects after the Execution Date and prior to the Closing Date. For clarity, if a Party is obligated hereunder to use its commercially reasonable efforts to perform an action or to achieve a result, the failure to use such commercially reasonable efforts would constitute a willful and intentional breach of this Agreement.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means including without limitation. Unless expressly provided to the contrary, the word “or” is not exclusive. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP as in effect from time to time. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time. References to any date shall mean such date in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas. The word “extent” in the phrase “to the extent” shall mean the degree or proportion to which a subject or other thing extends, and such phrase shall not mean simply “if.” If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
ARTICLE II
ASSET ACQUISITION
2.1    Asset Acquisition. Upon the terms and subject to (x) the conditions of this Agreement, and for the consideration specified in Section 3.1 and (y) entry of the Sale Order pursuant to Sections 363 and 365 of the Bankruptcy Code (and, if applicable, Sections 1123(a)(5), 1123(b) and 1141(c) of the Bankruptcy Code), Seller agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase, pay for and acquire from Seller all of Seller’s right, title and interest in and to the following assets (less and except for the Excluded Assets, such interest of Seller in such assets, collectively, the “Assets”):

(a)    all gathering systems, pipelines, compressor stations and related facilities located in the Sale Area and generally described on Exhibit E (collectively, the “Gathering Systems”);
(b)    all Owned Real Property, including the Plant;
(c)    all of the easements, rights-of-way, surface leases, servitudes, licenses, surface use agreements, crossing rights and other surface or sub surface interests or rights held by Seller to the extent used or held for use in connection with the ownership or operation of the other Assets or which are required for access to the other Assets, including those set forth on Exhibit F, together with all rights, hereditaments, and appurtenances thereto, excluding the FCC Licenses (collectively, the “Purchased Rights of Way”);
(d)    all equipment, machinery, fixtures, buildings, structures, improvements and other real, personal and mixed property, operational or nonoperational, whether owned or leased, that is used or held for use in connection with the other Assets or otherwise located in the Sale Area, including (without limitation) all tubing, pumps, pipes, pipelines, valves, meters, motors, compressors, compression equipment, line fill, scrubbers, spare parts, pipeline markers, vents, measurement telemetry, regulators, gathering lines, fittings, pig launching and receiving equipment, dehydration units, tanks, traps, cathodic protection units, processing and separation facilities, structures and materials (in each case) used or held for use in connection with the ownership or operation of the Gathering Systems, the Plant or the Disposal Wells and as may be constructed, expanded or extended prior to the Closing Date, including such items set forth on Exhibit G (Seller’s interest in such properties, collectively, the “Personal Property”);
(e)    to the extent assignable (provided that Seller will use commercially reasonable efforts prior to Closing to obtain any necessary Consent to assignment, without any obligation to incur any out-of-pocket expense or provide any other consideration), all Permits, other than Real Property Permits (which are covered by Section 2.1(c)), used or held for use in connection with the ownership or operation of the other Assets;
(f)    all Assigned Contracts;
(g)    subject to the approval of the transfer of any applicable Assigned FCC Licenses (but without limiting Section 12.5), all radio and communication towers, all SCADA systems, all radio and telephone equipment and all licenses (to the extent assignable) relating thereto, in each case that are used or held for use in connection with the operation of the other Assets;
(h)    the disposal wells described on Exhibit H;
(i)    all books, records and files, reports, Asset Tax and accounting records, in each case to the extent relating to the Assets, including (without limitation): (i) land and title records (including surveys and maps); (ii) contract files; (iii) correspondence; (iv) facility and pipeline files (including construction records and imbalance account records); (v) the Continuing Employee Records; and (vi) environmental, regulatory, accounting and Asset Tax records; but excluding any of the foregoing items to the extent comprising or otherwise attributable to the Excluded Assets (the foregoing, subject to such exclusion, the “Records”);
(j)    all personal computers, and to the extent assignable (provided that Seller will use commercially reasonable efforts prior to Closing to obtain any necessary Consent to assignment, without any obligation to incur any out-of-pocket expense or provide any other consideration), any central SCADA server and all software associated with any SCADA system included in the Assets, network equipment and associated peripherals;
(k)    all trucks, cars and vehicles, including those listed on Exhibit I;
(l)    all rights, claims and causes of action (including all audit rights, rights of indemnity, set-off or refunds and any and all rights and interests of Seller under any policy or agreement of insurance) of Seller to the extent (and only to the extent) such rights, claims or causes of action relate to any of the Assumed Obligations (other than (i) Avoidance Actions which shall be addressed solely by Section 2.1(n) and (ii) any rights, claims and causes of action against any Excluded Persons and Entities);
(m)    those licenses granted by the FCC that are held by Seller or an Affiliate of Seller and described on Exhibit J (the “Assigned FCC Licenses”);
(n)    except (i) as otherwise released pursuant to the Sale Order, (ii) for any Avoidance Actions against any Excluded Persons and Entities, and (iii) for any Avoidance Actions specified in Section 2.2(s) and Section 2.2(v), all Avoidance Actions;
(o)    all rights, claims and causes of action of Seller related to any matter listed on Schedule 9.11 that Buyer elects to assume in accordance with Section 9.11; and
(p)    all trade credits and accounts receivable of Seller attributable to the Assets with respect to any period of time from and after the Effective Time or to any other Assumed Obligations.
2.2    Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, Seller is not selling, assigning or conveying, and the term “Assets” shall expressly exclude the following assets of Seller, all of which shall be retained by Seller (collectively, the “Excluded Assets”):
(a)    all of Seller’s corporate minute books and corporate Tax, or financial records that relate to Seller’s business generally (including the ownership and operation of the Assets);
(b)    except to the extent related to any Assumed Obligations, all trade credits, all accounts receivable, if any, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;
(c)    except to the extent related to any Assumed Obligations, all claims, causes of action, manufacturers’ and contractors’ warranties and other rights of Seller arising under or with respect to (i) any Assets that are attributable to periods of time prior to the Effective Time including claims for adjustments or refunds, and (ii) any other Excluded Assets;
(d)    subject to Section 5.1(b), all rights and interests of Seller (i) under any policy or agreement of insurance or (except to the extent related to any Assumed Obligations) indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, and in each of clauses (i) and (iii), except to the extent related to any Assumed Obligations;
(e)    all claims of Seller for refunds of or loss carry forwards with respect to Seller Taxes;
(f)    all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;
(g)    all documents and instruments and other data or information of Seller that may be protected by an attorney-client privilege (other than environmental reports or evaluations);
(h)    all documents and instruments and other data or information that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller shall use commercially reasonable efforts to obtain waivers of any such confidentiality arrangements or permit Buyer to execute a joinder agreement with respect thereto);
(i)    except to the extent related to any Assumed Obligations, all audit rights arising under any of the Applicable Contracts or otherwise with respect to (i) any period prior to the Effective Time, with respect to the Assets or (ii) any of the Excluded Assets;
(j)    documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates, (ii) bids submitted by other prospective purchasers of the Assets or any other interest in the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or their respective representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated in this Agreement;
(k)    Seller’s evaluations, estimates and valuations of assets or unliquidated liabilities, pilot studies, engineering, production, financial or economic studies, reports or forecasts, and any and all similar forward-looking economic, evaluative, or financial information relating to the Assets;
(l)    any Assets described in Section 2.1(c), Section 2.1(e) or Section 2.1(f) that are not assignable (provided that Seller will use commercially reasonable efforts to obtain any necessary consents to assignment with respect thereto) after giving effect to the Sale Order;

(m)    the sponsorship of, and all assets attributable to, the Benefit Plans and any other benefit or compensation plan, program, policy, or arrangement of any kind at any time sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates has (or has had) any Liability;
(n)    all other properties and assets specifically identified on Exhibit K;
(o)    all Excluded Contracts;
(p)    all engagements and similar letters and agreements with Seller’s legal advisors, it being agreed that Buyer shall have no right to claim, own or waive any attorney-client or similar privilege in favor of Seller or any of its Affiliates with respect to the ownership or operation of the Assets;
(q)    all rights of Seller under this Agreement and the other Transaction Documents;
(r)    any prepayments or good faith or other deposits submitted by any Third Party under the terms of the Supplemental Bidding Procedures Order;
(s)    Seller’s rights, including any rights of set-off, claims, and causes of action, including any Avoidance Actions, arising from or relating to (i) Seller’s acquisition of produced water assets, including produced water gathering pipelines, facilities, disposal wells, surface leases, and easements, from Oklahoma Energy Acquisitions, LP or its Affiliates in November 2018, (ii) Cimarron Express Pipeline LP and (iii) Cause No. 2019-62128 in the 333rd Judicial District Court of Harris County, TX, styled KFM v. KFM Holdco, LLC;
(t)    all rights, claims and causes of action related to any matter listed on Schedule 7.6 that Buyer elects not to assume (or is deemed to have elected not to assume) in accordance with Section 9.11;
(u)    all cash and cash equivalents of Seller;
(v)    all rights, claims and causes of action (including Avoidance Actions) against any Excluded Persons and Entities; and
(w)    any assets or properties otherwise expressly identified as Excluded Assets under this Agreement.
2.3    Revenues and Expenses. For purposes of determining the amount of the adjustment to the Purchase Price provided for in Section 3.3, the principles set forth in this Section 2.3 shall apply except as expressly provided otherwise in this Agreement. Subject to the preceding sentence: (i) Seller shall remain entitled to all of the rights of ownership (including the right to all gathering fees, transportation fees and other proceeds) and shall remain responsible for all Operating Expenses, in each case attributable to the Assets for the period of time prior to the Effective Time, (ii) and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all gathering fees, transportation fees and other proceeds) attributable to the Assets for the period of time from and after the Effective Time, and shall be responsible for all Operating Expenses attributable to the Assets for the period of time from and after the Effective Time. Such amounts that are received or paid prior to Closing shall be accounted for in the Closing Settlement Statement or Final Settlement Statement, as applicable. Such amounts that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement. If after Closing, if not otherwise accounted for in the Closing Settlement Statement or Final Settlement Statement, (w) Seller receives an invoice for any Operating Expense for which Buyer is responsible Seller shall promptly remit such invoice to Buyer for payment, (x) Seller receives any revenues to which Buyer is entitled Seller shall promptly remit such revenues to Buyer, (y) Buyer receives an invoice for any Operating Expense for which Seller is responsible Buyer shall promptly remit such invoice to Seller for payment and (z) Buyer receives any revenues to which Seller is entitled Buyer shall promptly remit such revenues to Seller. For the avoidance of doubt, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Closing Settlement Statement or Final Settlement Statement, as applicable, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date (i.e., on an accrual basis). “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP, as applied by Seller in the ordinary course of business consistent with past practice, subject to the other provisions of this Section 2.3. Seller shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings (including gas production meters or sales meters) or gauging and strapping data is not available.
2.4    365 Contracts; Cure Costs.
(a)    At the Closing, Buyer shall pay, pursuant to Section 365 of the Bankruptcy Code, if applicable Section 1123(b)(2) of the Bankruptcy Code, and the Sale Order, any and all cure and reinstatement costs or expenses that are required to be paid under Sections 365(b)(1)(A), 365(b)(1)(B) and if applicable 1123(b)(2), or any other applicable provision of the Bankruptcy Code to effectuate the assumption and assignment of the Assigned Contracts (such costs or expenses required to be paid by Buyer, the “Cure Costs”); provided that, Buyer shall not be required to pay (and Seller shall retain and be responsible for) the amount of Cure Costs with respect to the Gathering Agreements to the extent the amount of Cure Costs for the Gathering Agreements, in the aggregate, exceeds Seller’s good faith estimate of the Cure Costs for all Gathering Agreements, in the aggregate, as set forth on Schedule 2.4(b) as of the Execution Date by more than $1,000,000.00 (the “Excess Cure Costs”). For the avoidance of doubt, (i) Buyer shall pay all Cure Costs (other than the Excess Cure Costs) in cash at such time as is provided in the preceding sentence and (ii) neither Buyer nor any Buyer Affiliates shall be required to make any payment of Cure Costs for, and neither Buyer nor any Buyer Affiliates shall assume or have any obligation for any Liabilities with respect to, any Excluded Contract.
(b)    Schedule 2.4(b) (as may be amended from time to time or supplemented with written notice to Buyer) sets forth each 365 Contract and Seller’s good faith estimate of the amount of the Cure Costs payable in respect of each such 365 Contract (and if no Cure Cost is estimated to be payable in respect of any 365 Contract, the amount of such Cure Cost designated for such 365 Contract shall be “$0.00”) (as such schedules may from time to time be amended or supplemented with written notice to Buyer, the “365 Schedule”). Seller shall use its reasonable best efforts to provide, and to cause the Seller Representatives to provide, financial and other pertinent information regarding the 365 Contracts, as is reasonably requested by Buyer, including using Seller’s reasonable best efforts to furnish Buyer’s financing sources with such financial and other pertinent information regarding such 365 Contracts as may be reasonably requested; provided that Seller shall not be required to breach any confidentiality restriction contained in any 365 Contract.
(c)    Within ten (10) Business Days after the Execution Date, and subject to Buyer’s rights under Section 2.4(e) below to subsequently amend such designations, Buyer will deliver to Seller schedules of the 365 Contracts to be assumed by Seller and assigned to Buyer (as Assigned Contracts) at the Closing (the “Election Form”). Seller shall commence any necessary proceedings before the Bankruptcy Court and otherwise take all reasonably necessary actions in order to determine Cure Costs with respect to any 365 Contracts including providing sufficient notice in accordance with the Supplemental Bidding Procedures Order to all counterparties to the 365 Contracts of their assumption or rejection and providing a schedule of Cure Costs. Any 365 Contracts that are not set forth on such list of 365 Contracts to be assumed shall be Excluded Contracts and deemed rejected, and shall be an Excluded Asset for all purposes hereof.
(d)    Promptly following the Execution Date (and in any event within two (2) Business Days following commencement of the Chapter 11 Cases), Seller shall file the 365 Schedule with the Bankruptcy Court and deliver a written notice in a form reasonably acceptable to Buyer of the proposed assignments of the 365 Contracts that are Assigned Contracts and the proposed Cure Costs for each 365 Contract (consistent with Seller’s good faith estimates set forth on Schedule 2.4(b)) to all non-debtor parties of the 365 Contracts, which notice shall notify each non-debtor party to such 365 Contract of (i) the proposed Cure Cost for such 365 Contract and (ii) an objection deadline for such non-debtor party to object to the proposed Cure Cost. To the extent that any objections are received from such non-debtor parties in response to such notice, Seller shall take all reasonably necessary actions (excluding providing any payment of Cure Costs unless funded by Buyer, but without limiting Seller’s retention of and responsibility for any Excess Cure Costs) to resolve such disputes with the applicable non-debtor party, and all such resolutions with respect to any 365 Contract that is an Assigned Contract shall be acceptable to Buyer in its sole discretion.
(e)    At any time prior to the Designation Deadline, Buyer shall have the right, which may be exercised in Buyer’s sole discretion, to provide written notice to Seller of Buyer’s election to designate any 365 Contract (including any Contract that is an Assigned Contract immediately before such designation) (i) as an Excluded Contract and upon such designation such Contract shall constitute an Excluded Contract and, if applicable, shall cease to constitute an Assigned Contract or (ii) to the extent not already rejected, as an Assigned Contract and upon such designation Seller shall use commercially reasonable efforts to effect the assumption of such 365 Contract by the applicable Seller in accordance with the Bankruptcy Code and, if Seller is successful in effecting such assumption, such 365 Contract shall constitute an Assigned Contract and shall cease to constitute an Excluded Contract. If a 365 Contract is subject to a cure dispute or other dispute as to the assumption or assignment of such 365 Contract that has not been resolved to the mutual satisfaction of Buyer and Seller prior to the Designation Deadline, then the Designation Deadline shall be extended (but only with respect to such 365 Contract) to no later than the earliest of (A) the date on which such dispute has been resolved to the mutual satisfaction of Buyer and Seller, (B) the date on which such 365 Contract is deemed rejected by operation of Sections 365(d)(4) or 1123(b)(2) of the Bankruptcy Code, as applicable, or (C) the date required by the Bankruptcy Court and set forth in the Sale Order. The Election Form shall be deemed automatically amended to reflect changes made pursuant to this Section 2.4(e).
(f)    If Buyer exercises its rights in Section 2.4(e) above to designate a 365 Contract (including a 365 Contract that was an Assigned Contract immediately before such designation) as an Excluded Contract, there shall be no change in the Purchase Price as a result of such designation or change in designation.
(g)    Notwithstanding anything in this Agreement to the contrary, Seller shall not reject any 365 Contracts without the prior written consent of Buyer in its sole discretion; provided that, after the Designation Deadline, Seller may reject Excluded Contracts without the consent of Buyer so long as such 365 Contracts were identified to Buyer in writing prior to the Designation Deadline. In the event that Seller identifies (whether before or after the Designation Deadline) any additional 365 Contracts capable of being assumed or rejected that were not previously identified as such, Seller shall promptly notify Buyer of (i) such 365 Contracts and (ii) Seller’s good faith estimate of the amount of the Cure Costs payable in respect of each such 365 Contract. For the avoidance of doubt, Buyer may designate each such additional 365 Contract described in the immediately preceding sentence as an Assigned Contract or Excluded Contract pursuant to this Section 2.4(e), notwithstanding the passage of the Designation Deadline. The Election Form shall be deemed automatically amended to reflect changes made pursuant to this Section 2.4(g).
(h)    Notwithstanding anything in this Agreement to the contrary, including Section 2.4(e) above, the Gathering Agreements shall at all times constitute Assigned Contracts and shall be assigned to Buyer at the Closing.
2.5    Consents for 365 Contracts and Purchased Rights of Way. For all purposes of this Agreement (including all representations and warranties of Seller contained herein), Seller shall be deemed to have obtained all required consents (including all Required Consents) in respect of the assumption and assignment of any 365 Contract or Purchased Right of Way if, and to the extent that, (i) Seller has properly served under the Bankruptcy Code notice of assumption and/or assignment on the counterparty to such 365 Contract or Purchased Right of Way, (ii) any objections to assumption and/or assignment filed by such counterparty have been withdrawn or overruled (including pursuant to the Sale Order or other order of the Bankruptcy Court), and (iii) pursuant to the Sale Order, Seller is authorized to assume and assign such 365 Contract or Purchased Right of Way to Buyer pursuant to section 365 of the Bankruptcy Code or otherwise and any applicable Cure Costs have been satisfied by Buyer as provided in this Agreement.
ARTICLE III
PURCHASE PRICE; DEPOSIT
3.1    Purchase Price. The consideration for the transfer of the Assets and the transactions contemplated hereby shall be (a) the assumption of the Assumed Obligations and (b) an amount equal to $85,250,000.00 to be paid in cash by Buyer to Seller, by wire transfer in same day funds at Closing as provided for in this Agreement (the “Purchase Price”).
3.2    Deposit.
(a)    On or before 5:00 p.m. (Central Prevailing Time) on the first Business Day after the Execution Date, Buyer shall deposit into the Escrow Account, by wire transfer in same day funds, the sum of $8,525,000.00 (such amount, together with any interest earned thereon, the “Deposit”). If the Closing occurs, the Deposit shall be applied toward the Adjusted Purchase Price at Closing pursuant to Section 12.3.
(b)    If this Agreement is terminated in accordance with Section 14.1, the provisions of Section 14.2 shall be applicable and the Deposit shall be handled in accordance therewith.
3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, determined on an accrual basis in conjunction with Section 2.3 and otherwise in accordance with GAAP, as applicable (and the resulting amount shall be herein called the “Adjusted Purchase Price”):
(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to all non-reimbursed Operating Expenses paid (whether prepaid or otherwise) by Seller that are allocable to Buyer pursuant to Section 2.3;
(ii)    the amount of all Asset Taxes prorated to Buyer in accordance with Section 16.2 but paid or payable by Seller;
(iii)    to the extent that any Third Party owes a Pipeline Imbalance as of the Effective Time to any Seller, an amount equal to the product of (A) the underdelivered volumes times (B) $1.50/MMBtu for gaseous Hydrocarbons; and an amount equal to the product of (X) the underdelivered volumes times (Y) $16.50/Bbl for liquid Hydrocarbons
(iv)    an amount equal to $825,000.00, to account for Seller’s general and administrative costs and expenses related to the ownership and management of the Assets during the period between the Effective Time and Closing; and
(v)    any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all revenues received by Seller attributable to the operation of the Assets during the Interim Period (for clarity, excluding, amounts received by Seller for the sale of Hydrocarbons marketed or otherwise sold for the account of Third Parties, net of any fees or other amounts retained by Seller for Seller’s account out of such amounts, the allocation of which fees and other amounts are addressed in Section 2.3);
(ii)    the amount of all Asset Taxes prorated to Seller in accordance with Section 16.2 but paid or payable by Buyer;
(iii)    to the extent that the Seller Parties owe a Pipeline Imbalance as of the Effective Time to any Third Party, an amount equal to the product of (A) the underdelivered volumes times (B) $1.50/MMBtu for gaseous Hydrocarbons; and an amount equal to the product of (X) the underdelivered volumes times (Y) $16.50/Bbl for liquid Hydrocarbons;
(iv)    an amount equal to all non-reimbursed Operating Expenses paid (whether prepaid or otherwise) by Buyer that are allocable to Seller pursuant to Section 2.3; and
(v)    any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by Seller and Buyer.
3.4    Closing Settlement Statement; Final Settlement Statement.
(a)    Not less than five (5) Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Closing Settlement Statement”) that shall set forth Seller’s good faith estimate of the Adjusted Purchase Price, reflecting each proposed adjustment to be made in accordance with this Agreement as of the date of preparation of such Closing Settlement Statement and the calculation of the adjustments used to determine such amount (provided that, to the extent actual amounts are not available for any particular adjustment as of the date of preparation, such adjustment shall reflect Seller’s good faith estimate based on all information reasonably available to Seller at the time, including estimated Operating Expenses for the period between the Effective Time and the month the Closing occurs), together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 12.3(d). Within three (3) Business Days after receipt of the Closing Settlement Statement, Buyer will deliver to Seller a written report prepared in good faith containing all changes that Buyer proposes, in good faith, to be made to the Closing Settlement Statement, if any (including proposed changes to Seller’s good faith estimates, where applicable), together with a brief explanation of such changes (a “Dispute Notice”). The Closing Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that, if the Parties cannot agree on any adjustment in the Closing Settlement Statement prior to the Closing (including with respect to any estimated adjustment), Buyer shall deposit into the Escrow Account a portion of the Purchase Price equal to the positive difference between Seller’s proposed adjustment and Buyer’s proposed adjustment (as set forth in the Dispute Notice) for such disputed adjustments (adjusted for any amounts therein actually agreed by the Parties prior to Closing), and such amounts shall be credited towards the Adjusted Purchase Price at Closing, subject to resolution as between the Parties prior to the Final Settlement Date or, if applicable, as provided in Section 3.5.
(b)    On or before the date that is thirty (30) days following the Closing Date, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller, based on actual revenues and expenses and that takes into account all final adjustments made to the Purchase Price and shows the resulting final Adjusted Purchase Price. The Final Settlement Statement shall set forth the actual allocation of the amounts required by this Agreement. Seller shall supply reasonable documentation in the possession of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Final Settlement Statement and a brief explanation of any such adjustments and the reasons therefor. As soon as practicable, and in any event within fifteen (15) days after receipt of the Final Settlement Statement, Buyer will deliver to Seller a Dispute Notice containing any proposed changes to the Final Settlement Statement and a brief explanation of such changes. Any changes not included in a Dispute Notice (including any Dispute Notice delivered pursuant to Section 3.4(a) above) shall be deemed waived, and Seller’s determinations with respect to all such elements of the Final Settlement Statement that are not addressed in the Dispute Notice (including any Dispute Notice delivered pursuant to Section 3.4(a) above) shall prevail. If the final Adjusted Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the final Adjusted Purchase Price, shall be final and binding on the Parties. If the final Adjusted Purchase Price is (a) more than the Adjusted Purchase Price used at Closing pursuant to Section 3.4(a), Seller shall be entitled to receive from Buyer the amount of such difference, or (b) less than the Adjusted Purchase Price used at Closing pursuant to Section 3.4(a), Buyer shall be entitled to receive from Seller the amount of such difference. To that end, within two (2) Business Days after the final resolution by the Parties of the final Adjusted Purchase Price, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in accordance with the terms hereof; provided that, if Seller is owed amounts in excess of the amounts in the Escrow Account, then Buyer shall promptly (and in any event within five (5) Business Days following the final resolution by the Parties of the final Adjusted Purchase Price) pay to Seller via wire transfer to the account designated by Seller, the amount of any such difference. Notwithstanding anything to the contrary herein, in no event shall Seller be liable to Buyer for any amounts pursuant to this Section 3.4(b) for amounts other than amounts in the Escrow Account. The Parties shall use commercially reasonable efforts to resolve any disputes related to the final Adjusted Purchase Price; provided that, if the Parties are unable to resolve any such disputes (to the extent set forth in a timely delivered Dispute Notice) within sixty (60) days after the Closing Date (the “Final Settlement Date”), then the final Adjusted Purchase Price shall be determined in accordance with Section 3.5.
3.5    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any) by the Final Settlement Date, each of Buyer and Seller shall within fourteen (14) Business Days thereafter, summarize its position with regard to such dispute in a written document of ten pages or less and submit such summaries to the Houston, Texas office of Deloitte Touche Tohmatsu Limited (“Deloitte”) (or if Deloitte is unable or unwilling to serve as arbitrator within twenty (20) days after receipt of a written request from the Parties to serve and absent agreement by the Parties as to a replacement for such arbitrator within ten (10) Business Days after notification that Deloitte is unable or unwilling to serve, the arbitrator shall be selected by the Houston, Texas office of the AAA) (the “Accounting Arbitrator”), together with the Dispute Notice and any other documentation such Party may desire to submit. The Accounting Arbitrator shall also be furnished with a copy of this Agreement. The Parties shall instruct the Accounting Arbitrator that, within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, whichever complies more closely to the terms of the Agreement and the materials described above. The costs of such Accounting Arbitrator shall be borne one-half by Seller and one-half by Buyer. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against each of the Parties in any court of competent jurisdiction. The final Adjusted Purchase Price determined by the Accounting Arbitrator pursuant to this Section 3.5 shall be final and binding on the Parties, without right of appeal and enforceable by either Party in any court of competent jurisdiction. The Accounting Arbitrator shall be authorized to resolve only the specific disputed aspects of the Final Settlement Statement submitted by the Parties as provided above and may not award damages, interest or penalties to any Party with respect to any matter, notwithstanding any AAA Rules to the contrary. Within two (2) Business Days after the final resolution by the Accounting Arbitrator of the matters addressed in the Dispute Notice, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse to each Party the funds in the Escrow Account to which such Party is entitled in accordance with the terms of such final resolution; provided that, if Seller is owed amounts in excess of the amounts in the Escrow Account, then Buyer shall promptly (and in any event within five (5) Business Days following the final resolution by the Parties of the final Adjusted Purchase Price) pay to Seller via wire transfer to the account designated by Seller, the amount of any such difference; provided that, notwithstanding anything to the contrary herein, in no event shall Seller be liable to Buyer for any amounts pursuant to this Section 3.5 for amounts other than amounts in the Escrow Account.
3.6    Allocated Values. The “Allocated Value” for each Asset shall equal the lesser of (i) the amount set forth for such Asset on Schedule 3.6 (and if there is no value allocated to an Asset on Schedule 3.6, the Allocated Value of such Asset shall be $0.00) or (ii) the actual cost to replace such Asset, provided Seller shall bear the burden of demonstrating such lower cost of replacement to Buyer’s reasonable satisfaction, and such Allocated Values shall be used in calculating adjustments to the Purchase Price as provided in Section 5.2(a)(i).
3.7    Withholding. Notwithstanding anything in this Agreement to the contrary, to the extent that Buyer reasonably determines that it is required by applicable Law to deduct or withhold from any amounts otherwise payable to Seller pursuant to this Agreement, Buyer shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable Law; provided that, Buyer shall promptly notify Seller of any such determination and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent such amounts are so properly deducted or withheld, and remitted to the applicable Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
ARTICLE IV
ACCESS/DISCLAIMERS
4.1    Access.
(a)    From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to (i) the other provisions of this Section 4.1, and (ii) obtaining any consents or waivers from Third Parties that are required pursuant to the terms of the easements and Applicable Contracts (including any restrictions therein related to access during hunting seasons), Seller shall afford to Buyer and its Affiliates and their respective officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (the “Buyer Representatives”), upon prior reasonable notice, reasonable access, during normal business hours, to the Assets, reasonably appropriate Seller personnel and all Records and other documents in Seller’s or its Affiliates’ possession, in each case, to the extent relating to the Assets. Without limiting the forgoing, Seller shall use commercially reasonable efforts to make available to Buyer upon the execution of this Agreement (and shall in any event make available to Buyer within three (3) Business Days after the Execution Date), in electronic format, all title opinions, abstracts of title, elections, Third Party brokerage information, reports, records (including, but not limited to, contract files, records of easements and right-of-ways, and records relating to environmental and regulatory matters) and other similar data and information in Seller’s files as may be reasonably necessary in connection with Buyer’s and the Buyer Representatives’ title due diligence activities with respect to the Assets.
(b)    From and after the Execution Date to the Closing Date (or earlier termination of this Agreement), subject to (i) the other provisions of this Section 4.1, and (ii) obtaining any consents or waivers from Third Parties that are required pursuant to the terms of the easements and Applicable Contracts (including any restrictions therein related to access during hunting seasons), Buyer and the Buyer Representatives shall have inspection rights with respect to the Environmental Condition of the Assets but such inspection rights shall be limited to conducting a Phase I Environmental Site Assessment (as defined in the applicable ASTM International Standards) and limited environmental compliance review of the Assets and Buyer and the Buyer Representatives shall not conduct any Phase II Environmental Site Assessment (as defined in the applicable ASTM International Standards) or operate any equipment or conduct any testing, boring, sampling, drilling or other invasive investigation activities (in each case) on or with respect to any of the Assets without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. If Seller denies a reasonable request by Buyer to undertake any Phase II Environmental Site Assessment on any Asset, Buyer shall have the right to reduce the Purchase Price by an amount equal to Buyer’s good faith estimate of the Remediation Amounts of all Environmental Defects or potential Environmental Defects identified in Buyer’s Phase I Environmental Site Assessment or limited compliance review for the relevant Asset as disclosed in writing to Seller at the time of Buyer’s request to undertake any Phase II Environmental Site Assessment with respect to such Asset. Notwithstanding anything herein to the contrary, Buyer and/or any of the Buyer Representatives shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I Environmental Site Assessment, as defined in the applicable ASTM International Standards) with respect to any Assets where Seller does not have the authority to grant access for such due diligence.
(c)    All investigations and due diligence conducted by Buyer or any Buyer Representative pursuant to Section 4.1(a) or 4.1(b), above, shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any examination done by Buyer or any Buyer Representative shall result from Buyer’s or Buyer Representatives’ own independent review and judgment. Buyer shall coordinate its access rights and physical inspections of the Assets with Seller so as not to unreasonably interfere with the conduct of business by Seller or its Affiliates, and Seller shall have the right to accompany Buyer and any Buyer Representative in connection with any physical inspection of the Assets at Seller’s sole cost and expense. Buyer shall, and shall cause all Buyer Representatives to, abide by all Laws and all of Seller’s safety rules, regulations, and operating policies while conducting Buyer’s due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets (provided that Buyer is provided an advance copy or otherwise informed of any such rules, regulations and policies), and to the extent required by any Third Party operator, execute and deliver any access agreement required by such Third Party operator.
(d)    Buyer hereby releases, indemnifies, defends and holds harmless each Seller Indemnified Party from and against any and all Liabilities (including any personal injury, death or loss or damage of property) to the extent arising out of, resulting from or relating to any office visit, field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT ACTUALLY RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY, OR THE MERE DISCOVERY OF A PRE-EXISTING CONDITION BY BUYER OR BUYER’S REPRESENTATIVE SO LONG AS SUCH DISCOVERY DOES NOT IN AND OF ITSELF EXACERBATE OR ADVERSELY CONTRIBUTE TO ANY SUCH PRE-EXISTING CONDITION.
(e)    Upon completion of Buyer’s due diligence, Buyer shall remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s (or any Buyer Representative’s) due diligence investigation and to the extent there exists after such due diligence investigation any damage upon the Assets, Seller shall (i) repair all damage done to the Assets (including the real property and other assets associated therewith) in connection with Buyer’s (or any Buyer Representative’s) due diligence investigation, and (ii) restore the Assets (including the real property and other assets associated therewith) to the approximate same condition that they were prior to commencement of Buyer’s (or any Buyer Representative’s) due diligence investigation at Buyer’s sole cost and expense and without any Third Party cost or expense to Seller or its Affiliates. Seller shall provide an invoice to Buyer following any such work and Buyer shall remit payment to Seller for all reasonable and documented out-of-pocket costs and expenses paid or incurred by Seller in respect of such repair or restoration within ten (10) days after receipt of such invoice.
(f)    During all periods that Buyer and/or any of the Buyer Representatives are on the Assets or any lands underlying such Assets, Buyer shall maintain, at its sole expense, policies of insurance of types and in amounts customary for such review of Buyer under Section 4.1(a) and Section 4.1(b). Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets or any lands underlying such Assets.
4.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Seller and its Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided, that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.
4.3    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII OR THE CERTIFICATE DELIVERED BY SELLER AT CLOSING, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER REPRESENTATIVE (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES), AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY SUCH REPRESENTATION OR WARRANTY.
(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII OR THE CERTIFICATE DELIVERED BY SELLER AT CLOSING, SELLER EXPRESSLY DISCLAIMS, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED BY ANY MEMBER OF SELLER INDEMNIFIED PARTIES, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (V) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY OR ON BEHALF OF SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VI) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (VII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII OR THE CERTIFICATE DELIVERED BY SELLER AT CLOSING, SELLER FURTHER DISCLAIMS, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(c)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE VII, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS MATERIALS OR OTHER MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY SUCH REPRESENTATION OR WARRANTY, AND BUYER SHALL BE DEEMED TO BE ACQUIRING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.
(d)    Seller and Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 4.3 are conspicuous disclaimers for the purpose of any applicable Law.
ARTICLE V
CASUALTIES; TRANSFER RESTRICTIONS
5.1    Casualty or Condemnation Loss.
(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time if Closing occurs, with respect to the Assets, Buyer shall assume all risk of loss, including with respect to the depreciation of any Asset due to ordinary wear and tear, and, in each case, Buyer shall not assert such matters as any Casualty or Condemnation Loss hereunder.
(b)    If, after the Execution Date but prior to the Closing Date, any portion of the Assets is damaged or destroyed or otherwise impaired by fire, explosion, tornado, hurricane, earthquake, earth movement, flood, water damage or other similar casualty or is taken in condemnation or under right of eminent domain (in each case, a “Casualty or Condemnation Loss”), then Buyer shall nevertheless be required to close the transactions contemplated by the Agreement without any change to the Purchase Price, and Seller shall pay to Buyer all sums paid) to Seller by Third Parties by reason of such Casualty or Condemnation Loss insofar as with respect to the Assets (net of amounts spent or incurred by Seller prior to Closing with respect replacement or repair of any such Casualty or Condemnation Loss) and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s and its Affiliates’ right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such Casualty or Condemnation Loss insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties with respect to any such Casualty or Condemnation Loss. Except as expressly set forth hereinabove, Seller shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.
5.2    Consents to Assign.
(a)    With respect to each Consent set forth on Schedule 7.4 with respect to any Applicable Contract or Purchased Right of Way that is not a 365 Contract (which Consents for 365 Contracts are addressed in Section 2.4(d)), within five (5) Business Days after the Execution Date, Seller shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. With respect to each such Consent (with respect to any Applicable Contract or Purchased Right of Way that is not a 365 Contract) that is not set forth on Schedule 7.4 but is discovered by Buyer prior to Closing, Buyer shall notify Seller in writing of same within three (3) days of such discovery. With respect to each Consent (with respect to any Applicable Contract or Purchased Right of Way that is not a 365 Contract) that is not set forth on Schedule 7.4 but is discovered by Seller (or is identified by Buyer pursuant to the preceding sentence) prior to Closing, Seller shall send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby as soon as reasonably practicable (but in any event, no later than two (2) Business Days after discovery of any such Consent). With respect to any Applicable Contract or Purchased Right of Way, in each case whether or not such Applicable Contract or Purchased Right of Way is a 365 Contract:
(i)    If Seller fails to obtain a Consent prior to Closing and (A) with respect to any Applicable Contract or Purchased Right of Way that is not a 365 Contract, (1) the failure to obtain such Consent would cause the assignment of the Assets affected thereby to Buyer to be void or voidable or (2) the failure to obtain such Consent would reasonably result in the termination of an Assigned Contract or Purchased Rights of Way under the express terms thereof upon the purported assignment of such Assigned Contract or Purchased Rights of Way to Buyer pursuant to this Agreement or (B) with respect to any Applicable Contract or Purchased Right of Way that is a 365 Contract, a party to the Applicable Contract or Purchased Right of Way relating to such Consent has objected to the assignment of such Applicable Contract or Purchased Right of Way to Buyer in accordance with the terms of, or based on, any anti-assignment or consent to assign provision contained in, such Applicable Contract or Purchased Right of Way (each Consent as to which (A) or (B) is applicable, a “Required Consent”), then, unless the Bankruptcy Court has entered an order approving (or, in the case of clause (B), such objection is resolved to permit) the sale and assignment of the affected Assets to Buyer pursuant to this Agreement without obtaining such Required Consent, the Assets (or portions thereof) affected by such un-obtained Required Consent shall be excluded from the Assets to be assigned to Buyer at Closing (and shall be considered Excluded Assets hereunder) and the Purchase Price shall be reduced by the Allocated Value(s) of such Assets (or portions thereof) so excluded. In the event that any such Consent with respect to any such excluded Asset (or portion thereof) is obtained during the Post-Closing Consent Period (or if during the Post-Closing Consent Period the Bankruptcy Court enters an order providing that (x) such Required Consent is not required to consummate the sale and assignment of the affected Assets to Buyer pursuant to this Agreement without obtaining such Required Consent or (y) the affected Assets may be sold and assigned to Buyer pursuant to this Agreement free and clear of such Required Consent), then, (A) Seller shall so notify Buyer and (B) on the tenth (10th) Business Day after the date such Consent is obtained Seller shall assign the Assets (or portions thereof) that were so excluded as a result of such previously un-obtained Consent to Buyer pursuant to an instrument in substantially the same form as the Assignment or ROW Assignment Agreement, as applicable (and such Assets (or portions thereof) shall no longer be considered Excluded Assets hereunder) and, contemporaneously with said assignment, Buyer shall pay all Cure Costs (other than any Excess Cure Costs) with respect to such Assets that are 365 Contracts and reimburse Seller, by wire transfer in same day funds to Seller, to an account designated by Seller, an amount equal to all Cure Costs (other than any Excess Cure Costs) with respect to such Assets previously paid by Seller.
(ii)    If Seller fails to obtain a Consent prior to Closing and such Consent is not a Required Consent (or if prior to Closing the Bankruptcy Court enters an order providing that (x) such Required Consent is not required to consummate the sale and assignment of the affected Assets to Buyer pursuant to this Agreement without obtaining such Required Consent or (y) the affected Assets may be sold and assigned to Buyer pursuant to this Agreement free and clear of such Required Consent), then the Assets (or portions thereof) subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Buyer shall be deemed to have assumed any and all Liabilities for the failure to obtain any such Consent as part of the Assumed Obligations hereunder and Buyer shall have no claim against the Seller Indemnified Parties from any Liability for, the failure to obtain such Consent.
(iii)    Prior to Closing and until the earlier to occur of (x) the effective date of the Plan and (y) the one hundred twentieth (120th) day after Closing (the “Post-Closing Consent Period”), with respect to any unobtained Required Consents with respect to which the Bankruptcy Court shall not have entered an order proving that (x) such Required Consent is not required to consummate the sale and assignment of the affected Assets to Buyer pursuant to this Agreement without obtaining such Required Consent or (y) the affected Assets may be sold and assigned to Buyer pursuant to this Agreement free and clear of such Required Consent, Seller shall use its commercially reasonable efforts to obtain such Required Consents; provided, however, that Seller shall not be required to incur any Liability, pay any money or provide any other consideration in order to obtain any such Consent. Buyer shall use its commercially reasonable efforts (without any obligation to incur any Liability, pay money or provide any other consideration) to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 5.2(a)(iii).
ARTICLE VI
[RESERVED]
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer the following:
7.1    Organization, Existence. Each Seller is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. Seller has all requisite power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Seller is duly licensed or qualified to do business as a foreign entity in the State of Oklahoma, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.
7.2    Authorization. Seller has full power and authority to enter into and, subject to the entry of the Supplemental Bidding Procedures Order and the entry of the Sale Order (and provided no stay exists with respect thereto), perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Seller of this Agreement have been, and each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement is, and each Transaction Document to which Seller is or will be a party when executed and delivered by Seller will be, subject to requisite Bankruptcy Court approval following the filing of the Chapter 11 Cases, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally.
7.3    No Conflicts. Except as set forth on Schedule 7.3, and assuming the receipt of all consents (including any Consent) required to effect the transactions contemplated herby and the waiver of all Preferential Purchase Rights (if any) applicable to the transactions contemplated hereby the execution, delivery and performance by Seller of this Agreement and each Transaction Document to which it is or will be a Party and the consummation of the transactions contemplated herein and therein do not and will not in any material respect (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller or (b) subject to the entry of the Sale Order (and provided no stay exists with respect thereto), result in a default or give rise to any right of termination, cancellation or acceleration or, except for Permitted Encumbrances, result in the creation of any Encumbrance under any of the terms, conditions or provisions of any Applicable Contract, note, bond, mortgage or indenture to which Seller is a party or by which Seller or any of the Assets may be subject or bound or (c) subject to the entry of the Sale Order (and provided no stay exists with respect thereto), violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.
7.4    Consents. To Seller’s Knowledge, except (a) as set forth in Schedule 7.4, (b) for Preferential Purchase Rights, (c) under Contracts that are terminable without cost upon not greater than sixty (60) days’ notice, (d) for Customary Post Closing Consents and (e) for compliance with the HSR Act, if applicable, after giving effect to the entry of the Sale Order (and provided no stay exists with respect thereto) there are no consents to assignment, prohibitions on assignments or requirements to obtain consents from any Third Party (in each case) that are required in connection with the consummation of the transactions contemplated by this Agreement (and the Instruments of Conveyance) by Seller or any of its Affiliates (each, a “Consent”).
7.5    Foreign Person. Seller (or, if Seller is an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations, Seller’s regarded owner) is not a “foreign person” within the meaning of either Section 1445 or Section 1446(f) of the Code.
7.6    Claims and Litigation. Except as set forth on Schedule 7.6, as of the Execution Date, there is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority or arbitrator, pending or, to Seller’s Knowledge, threatened in writing against Seller with respect to the Assets or which questions the validity of this Agreement or which could reasonably be likely to materially impair the ability of Seller to consummate the transactions contemplated hereby. For purposes of this Section 7.6, “threatened” shall mean that a Third Party has stated in writing the intention to pursue legal recourse against Seller.
7.7    Material Contracts.
(a)    To Seller’s Knowledge, Schedule 7.7(a) sets forth all Applicable Contracts of the type described below as of the Execution Date (collectively, the “Material Contracts”):
(i)    any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract that is not terminable without penalty on ninety (90) days’ or less notice;
(ii)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property that (A) cannot be terminated by Seller without penalty upon thirty (30) days’ or less notice and (B) involves an annual base rental of more than $50,000;
(iii)    any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial Contract (a “Debt Instrument”);
(iv)    any Applicable Contract for the sale, lease or exchange, of Seller’s interest in the Assets;
(v)    any Applicable Contract that can reasonably be expected to result in (A) aggregate payments by or on behalf of Seller or (B) aggregate revenues paid to Seller, in each case, of more than $200,000 during the current or any subsequent fiscal year or $500,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof);
(vi)    any Applicable Contract between Seller and any Affiliate of Seller that will be binding on Buyer after the Effective Time;
(vii)    any Applicable Contract, the primary purpose of which is to provide indemnity rights;
(viii)    any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement or (B) includes non-competition restrictions, non-solicitation or no-hire obligations;
(ix)    any Applicable Contract that constitutes a partnership agreement or similar Contract (in each case, excluding any Tax partnership agreements); and
(x)    any Applicable Contract that is a collective bargaining or other Contracts or agreements with any labor union or labor organization (“CBA”).
(b)    Except as set forth on Schedule 7.7(b) or Schedule 7.6, there exist no material defaults under the Material Contracts by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contracts.
7.8    No Violation of Laws. Except as set forth on Schedule 7.8, to Seller’s Knowledge, Seller is not in material non-compliance with or in material violation of any applicable Laws (other than Environmental Laws) with respect to the ownership and operation of the Assets.
7.9    Preferential Purchase Rights. Except as set forth on Schedule 7.9, there are no preferential purchase rights, rights of first refusal, drag-along rights, tag-along rights or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”) that will not be extinguished pursuant to the Sale Order.
7.10    Current Commitments. Schedule 7.10 sets forth, as of the Execution Date, all outstanding authorities for expenditures or other written capital proposals proposed by Seller to any Third Party or proposed by any Third Party to Seller, to conduct operations (“AFEs”) relating to the Assets that are in excess of $50,000 and for which all of the activities anticipated in such AFEs have not been (or that are not reasonably expected to be) completed on or before the Effective Time.
7.11    Asset Taxes. To Seller’s Knowledge, except as set forth on Schedule 7.11, (a) all Tax Returns relating to or prepared in connection with material Asset Taxes that are required to be filed by Seller have been timely filed and all such Tax Returns are correct and complete in all material respects, (b) all material Asset Taxes that are or have become due have been timely paid in full, and Seller is not delinquent in the payment of any such Taxes, or, in either case, such Taxes are currently being contested in good faith by Seller, (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any material Asset Taxes, (d) there are no administrative or judicial proceedings by any taxing authority pending or in progress relating to or in connection with any material amounts of Asset Taxes, (e) all Asset Tax withholding and deposit requirements imposed by applicable Laws with respect to any of the Assets have been satisfied in all material respects, (f) no claim has been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns with respect to Asset Taxes that Seller is or may be subject to taxation by that jurisdiction with respect to Asset Taxes and (g) no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.
7.12    Brokers’ Fees. Seller has incurred no responsibility, liability or expense, contingent or otherwise, for brokers’ fees or finders’ fees, agent’s commissions or other similar forms of compensation relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer shall have any responsibility.
7.13    Bonds and Credit Support. Schedule 7.13 lists all Asset Credit Support.
7.14    Pipeline Imbalances. To Seller’s Knowledge, Schedule 7.14 sets forth all material Pipeline Imbalances as of the date set forth in such Schedule.
7.15    Owned Real Property; Rights of Way.
(a)    Schedule 7.15(a) lists the real property owned by Seller and used or held for use in connection with the ownership or operation of the Gathering Systems, the Plant or the Disposal Wells, together with all buildings and other structures, facilities, improvements or fixtures located thereon or attached thereto (the “Owned Real Property”).
(b)    Seller has, in all material respects, Good and Defensible Title to all Owned Real Property (regardless of whether or not such Owned Real Property is listed in Schedule 7.15(a)) in fee simple, free and clear of all Encumbrances, other than Permitted Encumbrances.
(c)    Schedule 7.15(c) lists all material easements, rights-of-way, surface leases, servitudes, licenses, surface use agreements, crossing rights and other surface or sub surface interests (other than the Owned Real Property and FCC Licenses) or rights held by Seller used or held for use in connection with the ownership or operation of the Gathering Systems, the Plant or the Disposal Wells or which are required for access to the Gathering Systems, the Plant or the Disposal Wells or any Owned Real Property (the “ROW Interests”).
(d)    Seller holds the rights granted to it under ROW Interests (regardless of whether such ROW Interests are listed in Schedule 7.15(c)), free and clear of all Encumbrances, other than Permitted Encumbrances.
(e)    Except as otherwise set forth on Schedule 7.15(e), (i) all pipelines included in the Assets are located on lands subject to the ROW Interests or on Owned Real Property and (ii) there are no gaps (including any gap arising as a result of any breach by Seller of the terms of any such ROW Interests or Owned Real Property) in such ROW Interests or Owned Real Property, other than, as to clause (i) and clause (ii), as could not reasonably be expected to adversely affect in any material respect the ability of Buyer to own and operate the Gathering Systems, the Plant or the Disposal Wells from and after the Closing in the ordinary course of business as currently conducted by Seller.
(f)    There is no pending, or to Seller’s Knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation, and no such action in condemnation is pending.
(g)    Seller is not in default of any ROW Interests, other than any defaults as would not reasonably be expected to result in the loss of any material right under such ROW Interest or adversely affect in any material respect the ability of Buyer to own and operate the Gathering Systems, the Plant or the Disposal Wells from and after the Closing in the ordinary course of business as currently conducted by Seller. Seller has not received any written notice of any alleged or threatened default or termination, under the terms of any ROW Interests that, in each case, would reasonably be expected to result in a material impairment or loss of title to any of the ROW Interests, other than any such impairments that would not reasonably be expected to adversely affect the ability of Buyer to own and operate the Gathering Systems, the Plant or the Disposal Wells from and after the Closing in the ordinary course of business as currently conducted by Seller.
(h)    The representations and warranties contained in this Section 7.15 are the only representations and warranties being made with respect to real property, including Real Property Permits.
7.16    Insurance. Schedule 7.16 sets forth a true and complete list and description of all insurance policies in force with respect to the Assets as of the Execution Date (the “Applicable Policies”).
7.17    Personal Property. To Seller’s Knowledge, all equipment used or held for use in connection with the Assets, has been maintained in working order and operating condition in all material respects and is adequate for normal operation of the Assets in all material respects consistent with current practices, ordinary wear and tear excepted.
7.18    Permits. To Seller’s Knowledge, (a) all necessary Permits with respect to the ownership or operation of the Gathering Systems, the Plant, and the Disposal Wells within the five (5)-year period prior to the Execution Date have been obtained and maintained by Seller and (b) there exists no material uncured violation of the terms and provisions of any such Permits. Neither Seller nor its Affiliates has received any written notice of from a Governmental Authority claiming the lack of a Permit or default under any Permit with respect to any Asset operated by Seller or its Affiliate.
7.19    Environmental Matters.
(a)    Except as set forth in Schedule 7.19(a) and any such failure to comply or obtain solely to the extent such failure would give rise to an Excluded Liability and not materially interfere with or prevent material compliance by Buyer after the Closing with any Environmental Law or the terms of any Environmental Permits issued pursuant thereto in connection with the ownership and operation of the Assets, Seller is and (to Seller’s Knowledge with respect to any portion of such five (5)-year period prior to the date Seller acquired the Assets) within the five (5)-year period prior to the Execution Date has been in compliance in all material respects with all applicable Environmental Laws with respect to the ownership and operation of the Assets and has obtained and is and (to Seller’s Knowledge with respect to any portion of such five (5)-year period prior to the date Seller acquired the Assets) within the five (5)-year period prior to the Execution Date has been in compliance with all material Environmental Permits required under applicable Law in connection with the ownership and operation of the Assets.
(b)    (i) with respect to the Assets, Seller (or, to Seller’s Knowledge, any other Person to the extent giving rise to Liability for Seller) has not Released, transported, treated or stored or, to Seller’s Knowledge, exposed any Person to any Hazardous Materials and (ii) Seller has not received written notice from any Person of any Release or exposure of any Person to Hazardous Materials concerning any of the Assets in each case of (i) or (ii) that would (A) materially interfere with or prevent material compliance by Seller with any applicable Environmental Law or the terms of any Environmental Permits issued pursuant thereto or (B) result in any material Liability of Seller (other than Excluded Liabilities) to any Person under applicable Environmental Law.
(c)    There are no Environmental Conditions that would reasonably likely result in any material Environmental Liability (other than Excluded Liabilities).
(d)    Each Disposal Well drilled by Seller and, to Seller’s Knowledge, each Disposal Well drilled by an Affiliate of Seller or a Third Party, has been drilled, constructed, cased, and completed in accordance in all material respects with all applicable Laws, including Environmental Laws.
(e)    The representations and warranties contained in Section 7.18 and this Section 7.19 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any Environmental Condition or any environmental or occupational health and safety matter, including natural resource.
7.20    FCC Matters. Schedule 7.20 sets forth a true and complete list of all FCC Licenses held by Seller primarily for use in connection with the ownership or operation of the Gathering Systems or Plant (the “Applicable FCC Licenses”). For each Applicable FCC License, Schedule 7.20 sets forth (a) name of the licensee, (b) the FCC call sign, (c) the authorized channel(s), (d) the geographic area of authorization and (e) the date of original issuance or, if applicable, last renewal. Except for Permitted Encumbrances, all FCC Licenses are owned by the applicable licensee free and clear of all Encumbrances. There is no proceeding pending before the FCC or, to Seller’s Knowledge, threatened, with respect to any Applicable FCC License.
7.21    Labor and Employment.
(a)    Seller (with respect to the Assets and the Business Employees) is neither party to, nor bound by, any CBA; there are no CBAs or any other any labor-related agreements or arrangements that pertain to any Business Employees; and no Business Employees are represented by any labor union or other labor organization with respect to their employment with Seller. To Seller’s Knowledge, in the past three (3) years, there have been no labor organizing activities with respect to any Business Employees or relating to or affecting the Assets. In the past three (3) years, there has been no actual or, to Seller’s Knowledge, threatened in writing unfair labor practice charges, material grievances, labor-related grievances or arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting Seller (with respect to the Assets or Business Employees).
(b)    Seller (with respect to the Assets and the Business Employees) is, and for the last three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices.
7.22    Benefit Plans. Neither Seller nor any of its Affiliates has any, or is reasonably expected to have any, current or contingent liability or obligation: (i) under Title IV of ERISA; or (ii) on account of at any time being considered a single employer under Section 414 of the Code with any other Person. No Liability under Section 302 or Title IV of ERISA has, during the immediately preceding six (6) years, been incurred by any of Seller, its Affiliates or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and no condition exists that presents a risk to any of Seller, its Affiliates or any such ERISA Affiliate of incurring any such Liability.
ARTICLE VIII
BUYER REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Seller the following:
8.1    Organization; Existence. Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in Oklahoma.
8.2    Authorization. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement have been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement is, and each Transaction Document to which Buyer is or will be a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally.
8.3    No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and each Transaction Document to which it is or will be a Party and the consummation of the transactions contemplated herein and therein will not in any material respect (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer or (b) result in a default or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance under any of the terms, conditions or provisions of any note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its property may be subject or bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a Party or perform its obligations hereunder or thereunder.
8.4    Consents. Except (a) as set forth in Schedule 8.4, (b) for Customary Post Closing Consents and (c) for compliance with the HSR Act, if applicable, there are no consents, approvals, authorizations or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, that are required or would be applicable in connection with the consummation of the transactions contemplated by this Agreement or any Transaction Document by Buyer.
8.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer, and Buyer is not insolvent or generally not paying its debts when they become due.
8.6    Claims and Litigation. There is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority or arbitrator, pending, or to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement. For purposes of this Section 8.6, “threatened” shall mean that a Third Party has stated in writing the intention to pursue legal recourse against Buyer or any of its Affiliates.
8.7    Regulatory. As of the Closing Date, Buyer (or, if applicable, Buyer’s operating Affiliate) shall be qualified under all applicable Laws to own, operate and hold the Assets, and the consummation of the transactions contemplated in this Agreement will not cause Buyer (or, if applicable, Buyer’s operating Affiliate) to be disqualified as such an owner, operator or lessee. To the extent required by any applicable Laws, as of the Closing Date, Buyer (or, if applicable, Buyer’s operating Affiliate) (a) will have lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, all applicable Laws governing the ownership of the Assets, including those set forth on Schedule 7.13 and (b) will have filed any and all required reports necessary for such ownership or lease with all Governmental Authorities having jurisdiction over such ownership or lease, in each case of (a) and (b), except where the failure to do so would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.
8.8    Financing. Buyer shall have as of the Closing Date, sufficient cash with which to pay the Purchase Price; and Buyer has, or will have, sufficient cash to pay on a timely basis all costs required to be paid by Buyer under this Agreement and the Applicable Contracts as and when due from and after the Closing. Each Commitment, when delivered to Seller pursuant to Section 9.13, will be a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, the other parties thereto, in full force and effect, and enforceable against the parties thereto in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the rights of creditors generally.
8.9    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of midstream assets and related facilities, including assets similar to the Assets. In making its decision to enter into this Agreement and the Transaction Documents to which it is or will be a Party and to consummate the transaction contemplated hereby and thereby, except to the extent of Seller’s express representations and warranties in Article VII, Buyer has relied or shall rely on its own independent investigation and evaluation of the Assets, which investigation and evaluation was done by Buyer and its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation and evaluation and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any Affiliate of Seller (except the specific representations and warranties of Seller set forth in Article VII). Buyer hereby acknowledges that, other than the representations and warranties made in Article VII, neither Seller nor any representatives, consultants or advisors of Seller or its Affiliates make or have made any representation or warranty, express or implied, at Law or in equity, with respect to the Assets.
8.10    Brokers’ Fees. Buyer has incurred no responsibility, liability or expense, contingent or otherwise, for brokers’ fees or finders’ fees, agent’s commissions or other similar forms of compensation relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or Seller’s Affiliates shall have any responsibility.
8.11    Accredited Investor. Buyer is an accredited investor, as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE IX
CERTAIN AGREEMENTS
9.1    Conduct of Business. Except (u) for renewal of expiring insurance coverage in the ordinary course of business, (v) as set forth on Schedule 9.1, (w) for the operations covered by the capital commitments described on Schedule 7.10, (x) for emergency operations, (y) as required to comply with any applicable Laws (including by order or directive of the Bankruptcy Court or fiduciary duty of the boards of managers (or similar governing bodies) of Seller) or any requirements or limitations resulting from the Chapter 11 Cases, and (z) as expressly contemplated by this Agreement or expressly consented to in writing by Buyer:
(a)    Seller agrees that from and after the Execution Date until Closing, Seller will:
(i)    subject to any interruptions resulting from force majeure, mechanical breakdown and planned maintenance, maintain the Assets in the usual, regular and ordinary manner consistent with past practice;
(ii)    maintain the books of account and Records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;
(iii)    give written notice to Buyer as soon as is practicable of any material damage or casualty to or destruction or condemnation of any of the Assets of which Seller has Knowledge;
(iv)    use commercially reasonable efforts to pay or cause to be paid all Operating Expenses and other payments incurred with respect to the Assets consistent with past practice;
(v)    maintain insurance coverage on the Assets in the amounts and types described in Schedule 7.16; and
(vi)    give prompt notice (and in any event within one (1) Business Day of receipt of written notice from any Third Party) to Buyer of any emergency requiring immediate action, or any emergency action taken, in the face of serious risk to life, property or the environment (including prevention of environmental contamination).
(b)    Seller agrees that from and after the Execution Date until Closing, Seller will not:
(i)    except for capital projects and expenditures set forth on Schedule 7.10 or undertaken as a result of any order of a Governmental Authority, incur or commit to any capital expenditure with respect to the Assets that is reasonably expected to result in expenditures greater than $150,000;
(ii)    enter into any Applicable Contract that if entered into on or prior to the Execution Date, would be required to be listed on Schedule 7.7(a);
(iii)    terminate (unless such instrument terminates pursuant to its express terms) or materially amend the terms of any Permit or Assigned Contract (or any Material Contract that could become an Assigned Contract);
(iv)    transfer, sell, mortgage or pledge any of the Assets, other than sales of obsolete equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained;
(v)    settle any suit or litigation or waive any material claims, in each case, attributable to the Assets and affecting the period after the Effective Time;
(vi)    grant or create any right to Consent to the disposition of, or Preferential Purchase Rights with respect to, any of the Assets;
(vii)    unless required by Law, (A) enter into, amend, extend or terminate any CBA or (B) recognize or certify any labor union, labor organization or group of employees as the bargaining representative for any Business Employees;
(viii)    terminate (other than for cause) any Business Employee or reassign the duties of (A) a Business Employee such that he or she is no longer a Business Employee or (B) any other employee of Seller such that he or she would be a Business Employee; or
(ix)    authorize, agree or commit to do any of the foregoing.
For the avoidance of doubt, the pendency of the Chapter 11 Case and the effects thereof, including any actions required to be taken by Seller pursuant to an order of the Bankruptcy Court in connection with the Chapter 11 Case, shall in no way be deemed a breach of this Section 9.1(b).
9.2    Bonds. Buyer acknowledges that none of Asset Credit Support will be transferred to Buyer. At or prior to Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer (or, if applicable, Buyer’s operating Affiliate), replacements for such Asset Credit Support (in each case, insofar and only to the extent related to or necessary under an Assigned Contract or as required under applicable Law) to the extent such replacements are necessary (i) to consummate the transactions contemplated by this Agreement and/or (ii) to permit the cancellation of such Asset Credit Support posted by Seller or any of its controlled Affiliates. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of Buyer’s posting of bonds or other security necessary to replace the Asset Credit Support listed on Schedule 7.13, in each case, insofar as and only to the extent related to or necessary under an Assigned Contract or as required under applicable Law. At or prior to Closing, Buyer shall use commercially reasonable efforts to cooperate with Seller and cause the cancellation of such Asset Credit Support, including (i) any gross production tax bond in favor of the Oklahoma Tax Corporation and (ii) discussions with PEPL to ensure the return of Asset Credit Support provided by or on behalf of Seller or its Affiliates under any PEPL Contract. Notwithstanding anything to the contrary herein, in no event shall the PEPL Contract be an Assigned Contract unless any Asset Credit Support provided by or on behalf of any Seller or Affiliate of Seller in connection with such Applicable Contract is returned to Seller at or prior to Closing.
9.3    Notifications. If, prior to Closing, either Seller or Buyer obtains Knowledge that the other Party has breached a representation, warranty, covenant, obligation or other agreement under this Agreement, then Seller or Buyer, as applicable, shall promptly inform such other Party of such breach so that such other Party may attempt to remedy or cure such breach prior to Closing; provided that, such notice shall not be deemed and shall not constitute a waiver of any claim or recourse against the other Party or its Affiliates (including any claim for indemnity) with respect to any breach by such other Party of such other Party’s representations, warranties, covenants, obligations or other agreements, and shall not in any way preclude the right of any Party to rely on the representations and warranties of the other Party given in this Agreement or in the certificates delivered by such Party at Closing pursuant to this Agreement.
9.4    RESERVED.
9.5    Equitable and Other Remedies. The Parties agree that damages may not be a sufficient remedy to any breach of the provisions of Section 4.2, Section 9.6, Section 14.3, Section 16.6 or Section 16.8 of this Agreement and the non-breaching Party may be irreparably and immediately harmed if any of such provisions of this Agreement are not performed by the other Party or its Affiliates (as applicable) strictly in accordance with their respective terms. In the event of a breach of any of the above listed provisions, the non-breaching Party shall provide written notice and a demand to cease or cure any such breach; provided that, in the event such breach (a) is not susceptible to cure or (b) if susceptible to being cured, has not been cured within five (5) days after delivery of such written notice thereof to the breaching Party, the non-breaching Party shall have the right, in addition to any other rights such Party may have, to obtain injunctive relief, without the posting of any bond and without proof of actual damages, to restrain any breach or any anticipated or threatened breach by the other Party or obtain specific enforcement of such terms. Such remedy shall not be deemed to be the exclusive remedy for such breach of this Agreement, but shall be in addition to all of the remedies at Law or in equity available to the non-breaching Party.
9.6    Record Retention. Buyer, for a period of seven (7) years following Closing, will (a) retain the Records, (b) provide Seller, its Affiliates, and its and their officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 13.1(b); provided that Buyer may destroy Records from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Buyer notifies Seller at least thirty (30) days in advance and provides Seller an opportunity to remove or copy such Records.
9.7    Permits; Operatorship.
(a)    Buyer agrees that it shall be Buyer’s responsibility to obtain the issuance or transfer of all Permits necessary for the operation of the Assets after the Closing; provided, however, that Seller shall use commercially reasonable efforts to cooperate with Buyer’s reasonable efforts to obtain the transfer of such permits held by Seller (to the extent transferable) at the sole expense of Buyer.
(b)    Upon the Closing, Buyer shall assume all responsibilities of the operator of record of the Assets including for all operations, maintenance, repair, expansion and management activities (including all emergency response and regulatory compliance).
(c)    As soon as practicable after the Closing, Buyer shall file all such forms necessary to assume the duties of operator of record of the Gathering Systems and the Disposal Wells, as applicable, effective as of the Closing.
9.8    HSR Act. If applicable, within ten (10) Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. To the extent required by applicable Law, Buyer and Seller shall keep each other fully advised with respect to any requests from or material communications with the DOJ or FTC concerning such filings, and to the extent reasonably practicable, and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby as promptly as practicable; notwithstanding any other provision of this Agreement, the Parties’ commercially reasonable efforts shall not include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with the DOJ or FTC in connection with the transactions contemplated by this Agreement; (ii) litigating, challenging or taking any other action with respect to any judicial or administrative action or proceeding by the DOJ or FTC in connection with the transactions contemplated by this Agreement; (iii) contesting, resisting, and seeking to have vacated, lifted, reversed or overturned any order that is in effect that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement; (iv) divesting, licensing, or otherwise holding separate, or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any party’s or its respective Affiliates’ businesses, assets, or properties. Any fees paid to Third Parties related to filings required by this Section 9.8 shall be paid by the Buyer.
9.9    Bankruptcy Court Approval; Bidding Procedures.
(a)    Buyer and Seller acknowledge that this Agreement and the sale of the Assets and assumption and assignment of the Assigned Contracts are subject to Bankruptcy Court approval. Buyer and Seller acknowledge that (i) to obtain such approval and to satisfy Seller’s fiduciary duties to all applicable stakeholders in accordance with applicable Law, Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best offer possible for the Assets, and that such demonstration shall include giving notice of the transactions contemplated by this Agreement to creditors and other interested parties, including as may be ordered by the Bankruptcy Court and, if necessary, conducting the Auction and (ii) Buyer must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Assigned Contract.
(b)    Buyer agrees and acknowledges that Seller, including through its representatives, is and may continue soliciting and responding to inquiries, proposals or offers from Third Parties for all or any part of the Assets, as contemplated by the Bidding Procedures and Supplemental Bidding Procedures Order and such actions shall not be a breach or violation of this Agreement.
9.10    Bankruptcy Proceedings.
(a)    From and after commencement of the Chapter 11 Cases, Seller shall take such actions as may be reasonably necessary to obtain entry of the Sale Order, and Buyer shall reasonably cooperate with Seller in connection therewith, including filing any reasonably necessary affidavits in support of entry of the Sale Order. Seller and Buyer shall take such actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement, in each case, in accordance with this Agreement; provided that, in the case of Seller, any such actions shall be subject to the fiduciary duties of the Board of Directors.
(b)    To the extent not otherwise set forth in the Sale Order, Seller shall take such actions as may be reasonably necessary to obtain entry of a Final Order approving release and exculpation provisions substantially in the form attached hereto as Exhibit N.
(c)    Until January 12, 2020, Seller shall take such actions as may be reasonably necessary to commence the Chapter 11 Cases.
(d)    Within three (3) Business Days following the commencement of the Chapter 11 Cases, Seller will, at their sole cost and expense, file a motion (the “Bidding Procedures Motion”) to request approval of the Bankruptcy Court of the Supplemental Bidding Procedures Order. The Seller will use their commercially reasonable efforts to obtain the approval of the Supplemental Bidding Procedures Order as soon as reasonably practicable, but in no event later than twenty-five (25) days after the filing of the Bidding Procedures Motion. Any actions taken by Seller as permitted or required to be taken under or pursuant to the Supplemental Bidding Procedures Order shall not constitute a breach or violation of this Agreement by Seller.
(e)    Seller agrees to take all action as may be reasonably necessary to defend against such appeal, petition or motion and Buyer agrees to cooperate in such efforts.
(f)    Except as provided herein or permitted hereby, from and after the Execution Date and prior to the Closing or the termination of this Agreement in accordance with Section 14.1, Seller shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Supplemental Bidding Procedures Order or this Agreement. If Buyer is the Successful Bidder at the Auction, Seller shall not take any action which is intended to (or is reasonably likely to), or fail to take any action the intent (or the reasonably likely result) of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order or this Agreement.
(g)    Seller agrees to provide Buyer and its counsel with copies of the Bidding Procedures Motion, the Supplemental Bidding Procedures Order, the Sale Order and the Plan (to the extent it provides for the sale of the Assets pursuant to this Agreement), which shall be in form and substance reasonably acceptable to Seller and Buyer, prior to the filing of such documents and shall provide Buyer, to the extent practicable, with a reasonable opportunity to review and comment on same. Seller shall also provide Buyer with any and all material pleadings, motions, notices, statements, applications, schedules, reports, and other papers to be filed or submitted by any Seller Party related to this Agreement for Buyer’s prior review.
(h)    Seller and Buyer agree that, in the event that Buyer is not the Successful Bidder pursuant to the Supplemental Bidding Procedures Order, if and only if (i) Buyer is chosen as the Backup Bidder and (ii) Seller gives notice to Buyer as soon as reasonably practicable after the date Seller fails to consummate a sale of the Assets to the Successful Bidder and in any event prior to the Back-Up Termination Date, stating that Seller (A) failed to consummate the sale with the winning bidder, and (B) terminated the purchase agreement with the winning bidder, Buyer shall promptly consummate the transactions contemplated by this Agreement upon the terms and conditions as set forth herein, including (without limitation) the Purchase Price and the conditions to Closing set forth in Article X, as the same may be revised by Seller and Buyer at the Auction; provided that Buyer shall not be required to serve as Backup Bidder if the Successful Bids (as defined in the Bidding Procedures) does not contemplate acquisition of all or substantially all of the assets of both AMH and KFM.
(i)    Seller shall apply the Deposit to the Purchase Price or return the Deposit to Buyer (as applicable) in accordance with the Supplemental Bidding Procedures Order and the Bidding Procedures (including the section of the Bidding Procedures titled “Return of Good Faith Deposit”, mutadis mutandis). Any instructions provided by Seller to Escrow Agent in respect of the Deposit shall be consistent with the AMH BPO and the Bidding Procedures, and this Section 9.10(h), in all respects.
9.11    Certain Litigation Matters. Within ten (10) Business Days after the Execution Date, Buyer shall notify Seller in writing which of those matters identified on Schedule 9.11 it desires to be Assumed Obligations and which of those matters it desires to be Excluded Liabilities. Failure of Buyer to provide such notice within such time period shall be deemed an election to cause all such matters to be Excluded Liabilities.
9.12    RESERVED.
9.13    Financing.
(a)    On or before January 15, 2020 (the “Commitment Deadline”) Buyer shall furnish to Seller an accurate and complete copy of the Commitment in an amount equal to at least $310,000,000 in the aggregate (the “Required Amounts”), and the executed fee letters, if applicable (the “Fee Letters”, together with the Commitment, the “Commitment Documentation”) executed in connection therewith (provided, that provisions in the Fee Letter related to fees or “flex” terms may be redacted (none of which redacted provisions could reasonably be expected to adversely affect the conditionality, availability, the aggregate amount of the financing contemplated thereby or delay the availability of such financing). The obligations of the financing sources to fund the commitments under the Commitment shall not be subject to any conditions or other contingencies related to the funding of the full Required Amounts (including any “flex” provisions set forth in the Commitment Documentation) other than as set forth in the Commitment Documentation. The Commitment Documentation, when delivered, will constitute the entire and complete agreement between the parties thereto with respect to the Financing (subject to the redaction of provisions in the Fee Letter related to fees or “flex” terms permitted above). Notwithstanding the foregoing, Buyer’s ability to consummate the transactions contemplated hereby is not contingent upon its ability to secure any financing (including the financing contemplated by the Commitment) or to complete any public or private placement of securities prior to or upon Closing.
(b)    Upon delivery of the Commitment Documentation to Seller:
(i)    Buyer shall use its reasonable best efforts to obtain the financing under the Commitment required to effect the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (1) using reasonable best efforts to (A) maintain in effect the Commitment Documentation, (B) satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment, (C) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Documentation and (D) consummate such financing at or prior to Closing and (2) seeking to enforce its rights under the Commitment.
(ii)    Upon Seller’s reasonable request, Buyer shall keep Seller reasonably informed with respect to all material activity concerning the status of the financing contemplated by the Commitment and shall give Seller prompt notice of any adverse change with respect to such financing. Without limiting the foregoing, Buyer agrees to notify Seller promptly if at any time, prior to the Closing Date, (1) any Commitment shall expire or be terminated for any reason, (2) any financing source that is a party to any Commitment notifies Buyer that such source no longer intends to provide financing to Buyer on the terms set forth therein, or (3) for any reason Buyer no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Commitment on the terms described therein.
(iii)    Buyer shall not permit any amendment, supplement or modification to be made to, or any waiver of any provision under, the Commitment Documentation if such amendment, supplement, modification or waiver, (A) reduces (or could reasonably be expected to have the effect of reducing) the aggregate amount of the financing, or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Commitment, or imposes new or additional conditions or otherwise expands, amends or modifies any other provision of the Commitment Documentation, in case of clause (B), in a manner that would (x) reasonably be expected to prevent or make less likely the funding of the Commitment in an amount necessary to fund the Required Amounts on the Closing Date or (y) adversely impact the ability of Buyer to enforce its rights against other parties to the Commitment Documentation with respect thereto (provided that, subject to compliance with the other provisions of this Section 9.13, Buyer may amend the Commitment Documentation to add additional lenders, arrangers, bookrunners and agents). Buyer shall promptly deliver to Seller copies of any amendment, supplement, waiver, consent, modification or replacement in respect of the Commitment Documentation (other than an amendment to add additional lenders, arrangers, bookrunners and agents). Buyer shall not agree to the withdrawal, termination, repudiation, reduction or rescission of any commitment in respect of the Commitment, and shall not release or consent to the termination of the obligations of the financing sources under the Commitment, in each case, without the prior written consent of Seller, to the extent such withdrawal, termination, repudiation, reduction or rescission is in an amount such that the net proceeds of the Commitment would not be in an amount sufficient to fund the Required Amounts at Closing after giving effect thereto. For purposes of this Agreement, (i) references to “Commitment” and “Commitment Documentation” shall include the financing contemplated by the Commitment Documentation as permitted to be amended, modified, supplemented or replaced by this Section 9.13.
(iv)    If any portion of the financing becomes unavailable in the amount contemplated in any Commitment or any Commitment shall be terminated or modified in a manner materially adverse to Buyer for any reason, Buyer shall use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to enable Buyer to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and to obtain, and, if obtained, will provide Seller with a copy of, a new financing commitment that provides for at least the same amount of financing as the Commitment as originally issued, to the extent needed to fund the Required Amounts, and on terms and conditions (including termination rights and funding conditions) not materially less favorable to Buyer than those included in the Commitment (the “New Commitment”). To the extent applicable, Buyer shall use reasonable best efforts to obtain the alternative financing as set forth in the New Commitment as promptly as practicable, including, without limitation, (1) using reasonable best efforts to (A) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment, (B) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment and (C) consummate such financing at or prior to Closing and (2) seeking to enforce its rights under the New Commitment (including through litigation). In the event alternative financing is obtained and a New Commitment is entered into, references in this Agreement to the Commitment shall be deemed to refer to the New Commitment, and references in this Agreement to the financing under the Commitment shall be deemed to refer to the alternative financing under the New Commitment, in each case as applicable.
(c)    Prior to the Closing Date, Seller shall use, and shall cause each of its controlled Affiliates to use, and shall use reasonable best efforts to have each of its and its controlled Affiliates’ respective directors, officers and advisors to use, in each case, their respective reasonable best efforts to provide to Buyer, all cooperation reasonably necessary and customary in connection with the arrangement of the Commitment (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or its controlled Affiliates), which reasonable best efforts shall include (i) upon reasonable notice, and at reasonable times and locations to be mutually agreed, causing the management teams of Seller and its controlled Affiliates with appropriate seniority and expertise and external auditors to participate in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions, (ii) assisting with the preparation of (A) offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents reasonably necessary in connection with the Commitment and (B) materials for rating agency presentations, (iii) executing customary authorization letters or management representation letters, as applicable, (iv) furnishing Buyer reasonably promptly with the financial statements which are necessary to satisfy the conditions set forth in the Commitment Documentation as and when it becomes available, (v) assisting with the preparation of any pledge and security documents, guarantees, other definitive financing documents, or other related certificates or documents as may be reasonably requested by Buyer and otherwise facilitating the pledging of collateral to the extent required at Closing by the Commitment Documentation (including cooperation in connection with the pay-off at Closing of existing Indebtedness and the release, following such repayment, of related Liens and termination, following such repayment, of security interests (including delivering prepayment or termination notices as required), and (vi) to the extent requested at least ten Business Days prior to the Closing Date, providing, at least three Business Days prior to the Closing Date, all documentation with respect to Seller and its controlled Affiliates required by applicable “know your customer” and anti-money laundering applicable Laws, including the USA PATRIOT Act, to the extent requested in writing at least ten Business Days prior to the Closing Date; provided, however, that Seller shall not be required to provide, or cause its controlled Affiliates to provide, cooperation under this Section 9.13 that: (A) unreasonably interferes with the ongoing business of Seller or its controlled Affiliates; (B) causes any covenant, representation or warranty in this Agreement to be breached or otherwise causes the breach of this Agreement or any Contract to which the any of Seller or its controlled Affiliates is a party, in each case, in a manner that would cause any closing condition set forth herein to fail to be satisfied; (C) requires Seller or its controlled Affiliates to incur any liability (including, without limitation, any commitment fees and expense reimbursement) in connection with the Commitment (other than the authorization letters and management representation letters) prior to, or that are not conditioned upon, the Closing; (D) requires Seller or its controlled Affiliates or their respective directors, officers, managers or employees (other than execution and delivery into escrow by those officers that will act in a similar capacity after the Closing) to execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Commitment (other than with respect to the authorization letters and management representation letters) or adopt resolutions approving the agreements, documents and instruments pursuant to which the Commitment is obtained; or (E) requires Seller or its controlled Affiliates to provide any information that is prohibited or restricted by applicable Law or applicable confidentiality undertaking or that constitutes privileged information or attorney-client work product, to the extent Seller and its controlled Affiliates uses reasonable best efforts to provide such information in a manner that does not breach such undertaking, obligation or privilege.
(d)    Buyer shall promptly, upon request by any Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with the Commitment, including the cooperation contemplated by this Section 9.13 and shall indemnify and hold harmless Seller and its representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments and penalties of any kind imposed on, sustained, suffered or incurred by, or asserted against, any of them, directly or indirectly, relating to, arising out of or resulting from the Commitment, any cooperation pursuant to this Section 9.13 and/or the provision of information utilized in connection therewith, except to the extent arising out of gross negligence, or willful misconduct of Seller, in each case, whether or not the Closing occurs.
(e)    Seller hereby consents to the use of its and its controlled Affiliates’ logos in connection with the Commitment; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or any of its controlled Affiliates or the reputation or goodwill of the Company or any of its controlled Affiliates.
9.14    Material Contracts. Seller shall use commercially reasonable efforts to deliver to Buyer as promptly as possible after the Execution Date, and shall in any event make available to Buyer (electronically or otherwise) within five (5) Business Days after the Execution Date, copies of the Material Contracts, in each case, including any and all amendments and supplements thereto in Seller’s possession.
ARTICLE X
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein is subject, at the option of Buyer, to the fulfillment by Seller or written waiver by Buyer, on or prior to the Closing of each of the following conditions:
10.1    Representations. The representations and warranties of Seller (a) set forth in Article VII (other than the representations and warranties set forth in Section 7.15(a), (b), (c), (d), (e) and (g) and Section 7.19) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect and (b) set forth in Section 7.15(a), (b), (c), (d), (e) and (g) and Section 7.19 shall be true and correct in all material respects (provided that any such representation or warranty that is qualified, in any material respect, in all material respects or by a similar material qualifier shall not be further qualified by “in all material respects” for purposes of this clause (b)) as of the Closing Date as though made on and as of the Closing Date (provided that the failure of any Owned Real Property or ROW Interests, in each case that does not have any associated material Liability that would be an Assumed Obligation, to be listed on Schedule 7.15(a) or Schedule 7.15(c) shall not constitute a failure of the Closing condition in this Section 10.1(b)).
10.2    Performance. Seller shall have performed or complied with all material obligations, agreements, and covenants contained in this Agreement (without regard to Seller’s obligations under Section 9.10(b)) and the Sale Order, as to which performance or compliance by Seller is required prior to or at the Closing Date in all material respects.
10.3    No Legal Proceedings. No order, injunction or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement, and no Law has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.
10.4    Casualty Losses; Consents. The sum of (a) the amount of all uncured, unrestored and uninsured Casualty or Condemnation Losses pursuant to Section 5.1, plus (b) all reductions to the Purchase Price pursuant to Section 5.2 in respect of unobtained Required Consents, shall, in the aggregate, be less than ten percent (10%) of the unadjusted Purchase Price.
10.5    Certificate. An authorized officer of Seller shall execute and deliver (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing Date certifying on behalf of Seller that the conditions set forth in Section 10.1 and Section 10.2 have been fulfilled by Seller.
10.6    HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated.
10.7    Closing Deliverables. Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 12.3.
10.8    Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be in full force and effect and not subject to a stay.
10.9    Closing of Transactions under AMH Agreement. The transactions under the AMH Agreement shall close contemporaneously with, or prior to, the Closing.
ARTICLE XI
SELLER’S CONDITIONS TO CLOSING
The obligations of Seller to consummate the transactions provided for herein is subject, at the option of Seller, to the fulfillment by Buyer or written waiver by Seller, on or prior to the Closing of each of the following conditions precedent:
11.1    Representations. The representations and warranties of Buyer set forth in Article VIII shall be true and correct in all material respects as of the Closing Date (except with respect to the representations and warranties set forth in Section 8.8, Section 8.9 or Section 8.11 which shall be true in all respects) as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties (other than the representations and warranties set forth in Section 8.8, Section 8.9 or Section 8.11) that in the aggregate would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a Party or perform its obligations hereunder or thereunder.
11.2    Performance. Buyer shall have performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date in all material respects.
11.3    No Legal Proceedings. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin or declare illegal the transactions contemplated by this Agreement, and no Law, statute, rule, regulation or other requirement has been promulgated or enacted and is in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.
11.4    Casualty Losses; Consents. The sum of (a) the amount of all uncured, unrestored and uninsured Casualty or Condemnation Losses pursuant to Section 5.1, plus (b) all reductions to the Purchase Price pursuant to Section 5.1(b) in respect of unobtained Required Consents, shall, in the aggregate, be less than ten percent (10%) of the unadjusted Purchase Price.
11.5    Certificate. An authorized officer of Buyer shall execute and deliver (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing Date certifying on behalf of Buyer that the conditions set forth in Section 11.1 and Section 11.2 have been fulfilled by Buyer.
11.6    Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be final, binding and non-appealable and in full force and effect and not subject to a stay.
11.7    HSR Act. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, or been terminated.
11.8    Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items, including the Adjusted Purchase Price, required to be delivered by Buyer under Section 12.3.
11.9    Closing of Transactions under AMH Agreement. The transactions under the AMH Agreement shall close contemporaneously with, or prior to, the Closing.
ARTICLE XII
CLOSING
12.1    Date of Closing. Subject to the conditions stated in this Agreement, the transfer by Seller to Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on February 12, 2020 (the “Target Closing Date”); provided, that if the conditions to Closing in Article X and Article XI have not yet been satisfied or waived by such applicable date, then the Closing shall occur five (5) Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing. The date of the Closing shall be the “Closing Date.”
12.2    Place of Closing. The Closing shall be held at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002, or such other location as Seller may designate in writing.
12.3    Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(a)    Seller and Buyer shall execute, acknowledge and deliver the Assignment and Deed(s) in sufficient counterparts, including all information and formatting required to be accepted by the appropriate Governmental Authorities, to be recorded in the applicable counties, covering the Assets;
(b)    Seller and Buyer shall execute and deliver the ROW Assignment Agreements in sufficient counterparts, including all information and formatting required to be accepted by the appropriate Governmental Authorities, to be recorded in the applicable counties, covering the Purchased Rights of Way;
(c)    Seller and Buyer shall execute and deliver the Closing Settlement Statement;
(d)    Buyer shall deliver, to the account(s) designated in the Closing Settlement Statement, by direct bank or wire transfer in same day funds (x) to Seller, the Adjusted Purchase Price, less the sum of (i) the Deposit and (ii) any amounts deposited into the Escrow Account by Buyer pursuant to, and calculated in accordance with, Section 3.4(a) and (y) to the Escrow Agent, in accordance with Section 3.4(a);
(e)    Seller and Buyer shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse the Deposit to Seller;
(f)    Seller (or, if Seller is an entity disregarded as separate from any other Person within the meaning of Section 301.7701-3(a) of the Treasury Regulations, Seller’s regarded owner) shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2);
(g)    Seller shall deliver a validly executed blanket transfer of applicable forms designating Buyer (or, if applicable, Buyer’s operating Affiliate) as operator of the Gathering Systems and the Disposal Wells, as applicable;
(h)    Seller and Buyer shall execute and deliver the Escrow Agreement; and
(i)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed and/or delivered at or prior to the Closing.
12.4    Records. In addition to the obligations set forth under Section 12.3 above, Seller shall use commercially reasonable efforts to make available to Buyer on the Closing Date (and shall in any event make available to Buyer within five (5) Business Days after the Closing Date) for pick-up (or will deliver electronically, if applicable), the Records to which Buyer is entitled pursuant to the terms of this Agreement, including all electronic Records.

12.5    FCC Filings. Seller and Buyer shall prepare, as soon as is practical following the Closing, any necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by the Parties or any Affiliate thereof with the Federal Communications Commission with respect to transfer of the Assigned FCC Licenses. Buyer shall pay all amounts payable to the Federal Communications Commission or other Governmental Authority with respect to the transfer of the Assigned FCC Licenses under this Agreement (provided that each Party shall be responsible for its out-of-pocket expenses incurred in connection with the preparation of any such filings). Seller and Buyer shall promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. In addition, at or prior to, or as soon as practical after, the Closing, Buyer shall deliver evidence to Seller of its Federal Registry Number with respect to the Assigned FCC Licenses and its designation of an applicable contact person with respect to the Assigned FCC Licenses. Promptly following Closing, Buyer and Seller shall execute and deliver the forms and documents required by the applicable Governmental Authority to transfer the Assigned FCC Licenses to Buyer.
ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1    Assumed Obligations; Excluded Obligations.
(a)    Assumed Obligations. Without prejudice to the Purchase Price adjustments described in Section 3.3, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) the following obligations and Liabilities (and only the following obligations and Liabilities) (collectively, the “Assumed Obligations”):
(i)    all of Seller’s Liabilities (excluding Environmental Liabilities) related to the Owned Real Property, Purchased Rights of Way, Gathering Systems and the Disposal Wells that are attached to or run with the Assets (i.e., excluding personal Liabilities of Seller or its Affiliates that are not attached to the Assets) to the extent such Liabilities are attributable to periods at or after the Effective Time;
(ii)    all of Seller’s obligations or Liabilities under the Assigned Contracts to the extent attributable to periods at or after the Effective Time;
(iii)    except for the Excluded Liabilities described in Section 13.1(b)(xi) and Section 13.1(b)(xii), Environmental Liabilities related to the Owned Real Property, Purchased Rights of Way, Gathering Systems and the Disposal Wells that are attached to or run with the Assets (i.e., excluding personal Liabilities of Seller or its Affiliates that are not attached to the Assets), whether arising prior to, at or after the Effective Time;
(iv)    all obligations with respect to the Cure Costs (other than Excess Cure Costs) required to be paid by Buyer in accordance with Section 2.4;
(v)    all Operating Expenses arising from, related to or associated with the Assets, in each case, to the extent attributable to periods at or after the Effective Time;
(vi)    all obligations and amounts owed to the Continuing Employees relating to the employment of such individuals by Buyer or one of Buyer’s Affiliates from and after the Closing Date (but excluding any Liabilities or obligations owing under any Benefit Plans);
(vii)    all Asset Taxes and Transfer Taxes that are the responsibility of Buyer pursuant to Section 16.2; and
(viii)    any claim, action, order, proceeding or other matter set forth on Schedule 9.11 that Buyer elects to assume pursuant to Section 9.11.
Notwithstanding anything herein to the contrary, assumption by Buyer of the Assumed Obligations shall not, in any way, enlarge the rights of any Third Parties relating thereto.
(b)    Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obligated to pay, perform or otherwise discharge any Liability or obligation of Seller not associated with the Assets, and Seller shall be solely and exclusively liable with respect to all obligations and Liabilities associated with the Assets, other than the Assumed Obligations (such Liabilities other than Assumed Obligations, collectively, the “Excluded Liabilities”). For purposes of clarity, and without limitation of the generality of the foregoing, the Excluded Liabilities shall include, without limitation, each of the following Liabilities of Seller or any Affiliate of Seller, other than the Assumed Obligations:
(i)    all indebtedness for borrowed money of Seller;
(ii)    all guarantees of Third Party obligations by Seller and reimbursement obligations to guarantors of Seller’s obligations or under letters of credit;
(iii)    other than Liabilities assumed by Buyer pursuant to Section 13.1(a)(iii) and Section 13.1(a)(iv), all accrued expenses and accounts payables to the extent attributable to the period prior to the Effective Time;
(iv)    all Seller Taxes;
(v)    any claim, action, order, proceeding or other matter set forth on Schedule 7.6 that Buyer elects not to assume (or is deemed to have elected not to assume) pursuant to Section 9.11;
(vi)    all Liabilities of Seller to any owner or former owner of capital stock or warrants, or holder of indebtedness for borrowed money;
(vii)    any Liabilities related to the Excluded Assets;
(viii)    except to the extent specifically assumed by Buyer pursuant to Article XV of this Agreement, all Liabilities at any time relating to or arising out of the employment or service with or termination of employment or service from Seller or any of its Affiliates of any Person (including any Continuing Employees), including any severance or incentive compensation, bonus payments, retention payments, change of control payments or similar payments whether or not such Liabilities, obligations or commitments arise or vest (whether fully or partially) as a result of the transactions contemplated by this Agreement and whether or not immediately due and payable upon the consummation of the transactions contemplated by this Agreement;
(ix)    all Liabilities and any obligations relating to or at any time arising under, with respect to, or in connection with any Benefit Plans or any other compensation or benefit plan, program, policy, agreement or arrangement of any kind (including all assets, trusts, insurance policies and administration service contracts related thereto) that at any time is or was maintained, sponsored, contributed to or required to be contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates has (or has had) any Liability, including on account of an ERISA Affiliate or on account of Buyer or any of its Affiliates being deemed successor due to the operation of the Assets;
(x)    Liabilities incurred by Seller or any of its Affiliates for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby;
(xi)    the off-site transportation, disposal or arrangement therefor of any Hazardous Materials off the premises of the Assets prior to the Closing;
(xii)    civil or criminal fines or penalties relating to violations occurring prior to the Closing Date of any Environmental Law with respect to the Assets or the operation thereof;
(xiii)    all unpaid Operating Expenses attributable to periods prior to the Effective Time that are not taken into account pursuant to Section 3.3;
(xiv)    all Liabilities at any time arising out of, or relating to, the WARN Act or any similar state Law as it relates to Business Employees terminated by Seller or its Affiliates; and
(xv)    all Liabilities at any time arising or related to any CBA.
13.2    Indemnities of Buyer. From and after the Closing, subject to the provisions and limitations set forth in Sections 13.3 through 13.10 (inclusive), Buyer shall assume, be responsible for, shall pay on a current basis, and hereby agrees to release, defend, indemnify and hold harmless Seller and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party Claims or incurred, directly or indirectly, in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:
(a)    any breach by Buyer of its representations or warranties contained in Article VIII or in any certificate furnished by or on behalf of Buyer in connection with this Agreement;
(b)    any breach by Buyer of its covenants, obligations or agreements under this Agreement (including, for the avoidance of doubt, any other indemnity obligations of Buyer and its Affiliates contained in this Agreement, including pursuant to Section 4.1(d));
(c)    the Assumed Obligations; and
(d)    any other indemnity obligations of Buyer and its Affiliates expressly set forth in this Agreement.
13.3    Express Negligence. THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY; PROVIDED, HOWEVER, SUCH PROVISIONS SHALL NOT APPLY TO LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES TO THE EXTENT ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNIFIED PARTIES OR BUYER INDEMNIFIED PARTIES, AS APPLICABLE. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
13.4    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, except as provided in Section 9.5, from and after Closing, Section 4.1(d), Section 9.2, Section 9.7, Section 12.5 and Section 13.2 shall contain Seller’s exclusive remedies against Buyer with respect to the transactions contemplated by this Agreement, including breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificate(s) delivered by Buyer at Closing pursuant to Section 11.5. Without limiting Buyer’s rights under Article VI or Article XIII, Buyer releases, remises and forever discharges Seller and all Seller Indemnified Parties from any and all Liabilities in Law or in equity, known or unknown, which any of the Buyer Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution, and rights under insurance maintained by Seller or any of its Affiliates.
13.5    Indemnification Procedures. All claims for indemnification under Section 4.1(d), and Section 13.2 shall be asserted and resolved as follows:
(a)    For purposes of this Agreement, the term “Indemnifying Party” means Buyer, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean Seller or the Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to Section 4.1(d) or Section 13.2.
(b)    To make claim for indemnification under Section 4.1(d) or Section 13.2, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.5, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has Knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.5(b) shall not relieve the Indemnifying Party of its obligations under Section 4.1(d) or Section 13.2 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, obligations or agreement, the Claim Notice shall specify the representation, warranty, covenant, obligation or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. Failure of an Indemnifying Party to admit its liability to defend an Indemnified Party within such thirty (30) day period shall be deemed a denial of liability to so defend such Indemnified Party.
(d)    If the Indemnifying Party admits its liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.5(d); provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross complaint against any Person. An Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment or order with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim), or (ii) settle any Third Party Claim or consent to the entry of any judgment or order with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its liability or admits its liability to defend the Indemnified Party against the Third Party Claim, but fails to diligently prosecute or settle such Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of its choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party against the Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement, unless the proposed settlement is solely for money damages and results in a final resolution, and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability to indemnify the Indemnified Party from and against the liability and consent to such settlement, (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement, or (iii) deny liability. Any failure to respond to such notice by the Indemnified Party within such ten (10) day-period shall be deemed to be an election under subsection (i) above.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall be deemed to have disputed the claim for such Liabilities.
13.6    Survival.
(a)    The representations and warranties of Seller in Article VII and in the certificate delivered pursuant to Section 10.5 shall terminate at the Closing. All covenants, obligations and agreements of Seller in this Agreement (i) that are required to be performed at or prior to Closing shall terminate at the Closing and (ii) that cannot be performed until after the Closing shall survive until fully performed.
(b)    Subject to Section 13.6(a) and except as set forth in Section 13.6(c), the remainder of this Agreement shall survive the Closing without time limit. Representations, warranties, covenants, obligations and agreements shall be of no further force and effect after the date of their expiration as set forth in Section 13.6(a) or Section 13.6(c); provided, that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, obligation or agreement prior to its expiration date.
(c)    The indemnities in Section 13.2(a) and Section 13.2(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Buyer’s indemnities set forth in Section 13.2(c), and Section 13.2(d) shall survive the Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant to the indemnities in Section 13.1(b) prior to the date of termination for such indemnity.
13.7    Non-Compensatory Damages. WITHOUT LIMITING SECTION 9.5, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE BUYER PARTIES NOR THE SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATES ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, SPECULATIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY OF ANY KIND ARISING UNDER, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT ANY SUCH PERSON SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH THE DEFENSE OF SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE AND SECTION 9.5, AND NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EACH OF SELLER, ON BEHALF OF ITSELF AND THE SELLER INDEMNIFIED PARTIES, AND BUYER, ON BEHALF OF ITSELF AND THE BUYER PARTIES, WAIVES ANY RIGHT TO RECOVER INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, SPECULATIVE AND EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS OPPORTUNITY OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS SECTION 13.7 SHALL NOT RESTRICT ANY PARTY’S RIGHT TO OBTAIN SPECIFIC PERFORMANCE OR ANY INJUNCTION IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.
13.8    Waiver or Right to Rescission. Seller and Buyer acknowledge that, subject to any rights the Parties may have hereunder to seek and obtain specific performance or other express injunctive remedies, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, obligation or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
13.9    Insurance. The amount of any Liabilities for which any Indemnified Party is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds, from insurance policies carried by such Indemnified Party or its Affiliates, that are actually realized by such Indemnified Party from Third Party insurers with respect to such Liabilities.
13.10    Waiver of Consumer Rights. The Parties each can and do expressly waive those provisions, if any, of the Texas Deceptive Trade Practices-Consumer Protection Act, Texas Business and Commerce Code Article 17.41 et seq. (and any similar Law that gives consumers special rights and protection, including the Oklahoma Consumer Protection Act, Okla. Stat. tit. 15, §§ 751 through 763). Buyer acknowledges, represents and warrants to Seller that Buyer is purchasing the Assets for commercial or business use; that Buyer has Knowledge and experience in financial and business matters that enable Buyer to evaluate the merits and risks of a transaction such as this; and that Buyer is not in a significantly disparate bargaining position with Seller. Further, Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of Laws similar to those described above, and Buyer further recognizes that Seller, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of such Laws. It is not the intent of the Parties to waive, and the Parties shall not waive, any applicable provision thereof that is prohibited by Law from being waived.
ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
14.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:
(a)    by Seller, at Seller’s option, in the event of a breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 11.1 or Section 11.2 and (i) such breach is not waived in writing by Seller or (ii) solely to the extent such breach is capable of being cured, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied, such breach remains uncured for a period of ten (10) Business Days after Buyer’s receipt of such written notice from Seller;
(b)    by Buyer, at Buyer’s option, in the event of a breach by Seller of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 10.1 or Section 10.2 and (i) such breach is not waived in writing by Buyer or (ii) solely to the extent such breach is capable of being cured, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied, such breach remains uncured for a period of ten (10) Business Days after Seller’s receipt of such written notice from Buyer;
(c)    by either Party if the conditions set forth in Section 10.3, Section 10.4, Section, 10.6, Section 10.8 or Section 10.9 in the case of Buyer, or Section 11.3, Section 11.4, Section 11.6, Section 11.7 or Section 11.9, in the case of Seller, have not been satisfied, or waived, by the applicable Party, by the Outside Termination Date;
(d)    upon the mutual written agreement of the Parties;
(e)    by either Party, at such Party’s option, at any time following the Outside Termination Date;
(f)    by Buyer, if:
(i)    Buyer is not the Successful Bidder or the Backup Bidder for the Assets at the Auction, and Seller does not close the transactions contemplated by this Agreement with Buyer by the Outside Termination Date;
(ii)    [reserved];
(iii)    there is a termination of the Cash Collateral Order and within fifteen (15) days of such termination (A) such termination is not reversed, vacated or stayed, (B) the Bankruptcy Court has not reinstated the Cash Collateral Order or (C) the Bankruptcy Court has not entered a new order authorizing the Seller to use the cash collateral of the prepetition lenders or entry into debtor-in-possession financing;
(iv)    the Supplemental Bidding Procedure Order is not approved by the Bankruptcy Court on or before January 14, 2020; or
(v)    Seller withdraws or seeks authority to withdraw the Sale Order at any time after the filing thereof, or announces any standalone plan of reorganization or liquidation, in each case, with respect to the Assets other than as set forth herein;
(g)    by Buyer or Seller, if:
(i)    Seller enters into a definitive agreement regarding a Highest or Best Proposal for the Assets and Buyer is not the Backup Bidder;
(ii)    Seller does not file the Chapter 11 Cases on or before 11:59 p.m. (Central Time) on January 12, 2020;
(iii)    the Bankruptcy Court enters an order dismissing, or converting to a case under chapter 7 of the Bankruptcy Code, the Chapter 11 Case, where such order was not requested, encouraged or supported by Seller and Buyer;
(iv)    a Governmental Authority of competent jurisdiction shall have issued an order, injunction or judgment or Law that permanently restrains, prohibits, enjoins or declare illegal the transactions contemplated by this Agreement and such order, injunction or judgment becomes final and non-appealable;
(v)    there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or
(vi)     Seller enters into (or provides written notice to Buyer of its intent to enter into) one or more agreements to sell, transfer or otherwise dispose of any material portion of the Assets having a fair market value in excess of $20,000,000 in a transaction or series of transactions other than in the ordinary course of business with one or more Persons other than Buyer or the Successful Bidder at the Auction;
(h)    by Seller or Buyer if the AMH Agreement has been terminated by its terms;
(i)    by Seller if Buyer has not have delivered the Commitment to Seller on or before Commitment Deadline; provided that if Buyer has delivered the Commitment to Seller prior to delivery by Seller of a written notice terminating this Agreement pursuant to this Section 14.1(i), then Seller shall have no further right to terminate this Agreement pursuant to this Section 14.1(i); or
(j)    by Seller, at any time after 5:00 p.m. (Central Prevailing Time) on the first Business Day after the Execution Date if, at the time of such termination, Buyer has failed to fund the Deposit into the Escrow Account;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b), (c) or (e) above if such terminating Party is at such time in material breach of any provision of this Agreement.
14.2    Effect of Termination.
(a)    If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1 hereof, then, except for the provisions of Section 1.2, Sections 4.1(d) through 4.1(f), Section 4.2, Section 4.3, Section 9.5, Section 13.4, Section 13.7, this Section 14.2, Section 14.3, Article XVI (other than Section 16.2(b) through (e), Section 16.3, Section 16.8, Section 16.9 and Section 16.17) and such of the defined terms in Section 1.1 necessary to give context to the surviving provisions, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder.
(b)    If Seller is entitled to terminate this Agreement pursuant to (i) Section 14.1(a), (ii) Section 14.1(c) due to a failure of the condition in Section 11.9 to be met or Section 14.1(h)  and, in the case of this clause (ii), (A) “Seller” (as defined in the AMH Agreement) is entitled to the “Deposit” (as defined in the AMH Agreement) pursuant to the terms of the AMH Agreement (or, if the AMH Agreement has been amended without the prior written consent of Seller, would be entitled to such Deposit pursuant to the terms of the AMH Agreement as in effect on the Execution Date), (B) the termination of the AMH Agreement is by the mutual agreement of Buyer and “Seller” (as defined in the AMH Agreement) or (C) an AMH Change has occurred and any closing conditions in the AMH Agreement that were modified by such AMH Change have not been satisfied or waived by the Outside Termination Date or the failure of the AMH Agreement to close on or prior to the Outside Termination Date is otherwise the result of such AMH Change (regardless of whether Buyer also may have the right to terminate this Agreement pursuant to Section 14.1(c), Section 14.1(e) or Section 14.1(h)) or (iii) Section 14.1(e) and, in the case of this clause (iii), (A) Buyer is then in Willful Breach of this Agreement, or (B) Buyer has failed to close in the instance where, as of the Outside Termination Date, (1) all of the conditions in Article X (excluding conditions that, by their terms, cannot be satisfied until the Closing and, in the case of Section 10.9, excluding Section 10.9 so long as it remains capable of being satisfied) have been satisfied (or waived by Buyer), (2) Seller is ready, willing and able to perform its obligations under Section 12.3, and (3) Buyer nevertheless elects not to close, then, in each such event, Seller shall be entitled to, at its option, (x) obtain specific performance in lieu of termination or (y) terminate this Agreement and retain the Deposit (or if Buyer terminates this Agreement pursuant to any of Section 14.1(c), Section 14.1(e) or Section 14.1(h) at a time when Seller had the right to terminate this Agreement and retain the Deposit pursuant to this Section 14.2(b), Seller shall be entitled to retain the Deposit) as liquidated damages for such termination (the Parties agree that the foregoing liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date, shall not serve as a penalty and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller). Seller agrees that, to the fullest extent permitted by Law, Seller’s rights set forth in the preceding sentence shall be the sole and exclusive remedies of Seller (other than with respect to those provisions that survive termination pursuant to Section 14.2(a)) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 14.1(a), Section 14.1(h) (and clause (A), (B) or (C) of clause (ii) above applies) or Section 14.1(e), as applicable. Nothing herein shall be construed to prohibit Seller from first seeking specific performance in accordance with the last sentence of this Section 14.2(b), but thereafter terminating this Agreement and retaining the Deposit as liquidated damages in lieu of fully prosecuting its claim for specific performance. Each Party acknowledges that the remedies at Law of Seller for a breach or threatened breach of this Agreement by Buyer as contemplated pursuant to this Section 14.2(b) may be inadequate and, in recognition of this fact, Seller, without posting any bond or the necessity or proving the inadequacy as a remedy of monetary damages, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
(c)    If this Agreement is terminated by Buyer pursuant to (i) Section 14.1(b) or (ii) Section 14.1(e) and, in the case of this clause (ii), (A) Seller is then in Willful Breach of this Agreement, or (B) Seller has failed to close in the instance where, as of the Outside Termination Date, (1) all of the conditions in Article XI (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied by Buyer (or waived by Seller), (2) Buyer is ready, willing and able to perform its obligations under Section 12.3, and (3) Seller nevertheless elects not to close, then, in either such event, Buyer shall be entitled to return of the Deposit pursuant to Section 14.2(e) and, if such termination is pursuant to Section 14.1(b), such termination is as a result of a failure of the Closing condition in Section 10.1(b) to be satisfied and such failure is due to Seller’s Willful Breach of this Agreement, Buyer shall be entitled to seek actual, direct damages (subject always to Section 13.7) up to an aggregate amount not greater than an amount equal to the Deposit. Buyer agrees that, to the fullest extent permitted by Law, Buyer’s rights set forth in the preceding sentence shall be its sole and exclusive remedies of Buyer (other than with respect to those provisions that survive termination pursuant to Section 14.2(a)) if the Closing does not occur as a result of the termination of this Agreement pursuant to Section 14.1(b) or Section 14.1(e), as applicable.
(d)    Notwithstanding anything in this Agreement to the contrary, in the event this Agreement (A) is terminated pursuant to Sections 14.1(f)(i), 14.1(f)(v), 14.1(g)(i) or 14.1(g)(vi) or (B) (I) is terminated (x) pursuant to Section 14.1(h) or (y) pursuant to Section 14.1(c) with respect to the conditions set forth in Section 10.9 or Section 11.9, (II) “Seller” (as defined in the AMH Agreement) is not entitled to the “Deposit” (as defined in the AMH Agreement) pursuant to the terms of the AMH Agreement (or, if the AMH Agreement has been amended without the prior written consent of Seller, would not be entitled to such Deposit pursuant to the terms of the AMH Agreement as in effect on the Execution Date), and (III) Buyer is entitled to the “Break-Up Fee and Expense Reimbursement” (as defined in the AMH Agreement) pursuant to the terms of the AMH Agreement (or, if the AMH Agreement has been amended without the prior written consent of Seller, would be entitled to such Break-Up Fee and Expense Reimbursement pursuant to the terms of the AMH Agreement as in effect on the Execution Date), Buyer shall be entitled to payment by Seller of an amount equal to three percent (3%) of the Purchase Price (the “Break-Up Fee and Expense Reimbursement”). Seller’s obligation (if any) to pay the Break-Up Fee and Expense Reimbursement (x) shall be subject to consummation of a Highest or Better Proposal, (y) survive termination of this Agreement and (z) shall be of no force and effect unless and until Buyer furnishes the Commitments to Seller on or before the Commitment Deadline in accordance with Section 9.13. Seller shall pay the Break-Up Fee and the Expense Reimbursement to Buyer from the proceeds of the transactions under a Highest or Best Proposal (or from cash of either Seller, or, if Seller does not have sufficient cash, a successful bidder owned or controlled by any of Seller’s secured lenders, in either case, to the extent that such Highest or Best Proposal is the result of a whole or partial credit bid by any of Seller’s secured lenders to the extent such proceeds of such Highest or Best Proposal are not sufficient to pay the Break-Up Fee and Expense Reimbursement) within one (1) Business Day following consummation of such Highest or Best Proposal. Buyer’s right to payment of the Break-Up Fee and Expense Reimbursement shall constitute an allowed administrative expense in the Chapter 11 Cases pursuant to Section 503(b) or 507(a)(2) of the Bankruptcy Code with priority over any and all administrative expenses of a kind specified in Sections 503(b) and 507(a) of the Bankruptcy Code and senior to any adequate protection claims granted to the prepetition secured lenders pursuant to any Financing Orders and any debtor-in-possession financing claims pursuant to Section 364 of the Bankruptcy Code; provided, that any Break-Up Fee and Expense Reimbursement shall not be payable, nor shall Buyer seek to compel payment of the Break-Up Fee and Expense Reimbursement, prior to the consummation of a Highest or Best Proposal. Each Party acknowledges that the agreements contained in this Section 14.2(d) are an integral part of this Agreement and that, without these agreements, the other Party would not enter into this Agreement. Buyer represents to Seller that this Section 14.2(d) is a condition precedent to Buyer’s execution of this Agreement and is necessary to ensure that Buyer will continue to pursue the proposed acquisition of the Assets, and Seller acknowledges that the Break-Up Fee and Expense Reimbursement, if payable hereunder, (i) constitute actual and necessary costs and expenses of preserving Seller’s estates, within the meaning of Section 503(b) of the Bankruptcy Code, (ii) are of substantial benefit to Seller’s estates by, among other things, establishing a bid standard or minimum for other bidders and placing estate property in a sales configuration mode attracting other bidders to a potential auction, (iii) are reasonable and appropriate, including in light of the size and nature of the sale of the Assets by Seller to Buyer contemplated hereby and the efforts that have been or will be expended by Buyer, notwithstanding that such sale is subject to higher and better offers, and (iv) was negotiated by the Parties at arm’s-length and in good faith.
(e)    If this Agreement is terminated by Seller or by Buyer pursuant to Section 14.1 (other than under the circumstances described in Section 14.2(b)) including for avoidance of doubt, if this Agreement is terminated pursuant to Section 14.1(i), within two (2) Business Days after such termination, the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse the Deposit to Buyer; provided, however, that if (i) this Agreement is terminated by Seller pursuant to Section 14.1(h) or pursuant to Section 14.(c) due to a failure of the condition in Section 11.9 to be met and (ii) in either case, “Seller” (as defined in the AMH Agreement) is entitled to the “Deposit” (as defined in the AMH Agreement) pursuant to the terms of the AMH Agreement (or, if the AMH Agreement has been amended without the prior written consent of Seller, would be entitled to such Deposit pursuant to the terms of the AMH Agreement as in effect on the Execution Date), then the Parties shall execute and deliver a joint instruction to Escrow Agent requiring Escrow Agent to disburse the Deposit to Seller.
(f)    Subject to the foregoing, upon the termination of this Agreement neither Party shall have any other liability or obligation hereunder, and Seller shall be free to immediately enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.
14.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return or destroy, at Buyer’s sole expense, all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other data and information (including all copies, extracts and other reproductions, in whole or in part) furnished by Seller or any of its Affiliates or representatives to Buyer or any of the Buyer Representatives or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement and/or the terms of this Agreement, and an officer of Buyer shall certify same to Seller in writing. Any oral information will continue to be subject to the terms of the Confidentiality Agreement notwithstanding the termination of this Agreement.
ARTICLE XV
EMPLOYEES
15.1    Business Employees. Within five (5) Business Days after the Execution Date, Seller shall provide Buyer with a list containing the name, position, exempt or non-exempt status and location of those current Business Employees, whether or not actively employed (e.g., including employees on vacation and leave of absence, including maternity, family and medical leave, sick, military (whether qualified or otherwise) or short-term disability leave), and the base salary or hourly wage rate and any target annual incentive applicable to each such Business Employee, and Seller shall update the list periodically prior to the Closing Date, including within five (5) Business Days at Buyer’s reasonable request, to reflect new hires, leaves of absence and employment terminations. Buyer shall, in its sole discretion, have the option, but not the obligation, to offer employment as of the Closing Date to certain Business Employees (the “Offered Employees”) on terms and conditions to be determined in Buyer’s sole discretion. Not later than ten (10) Business Days prior to the Closing Date, Buyer shall provide Seller with a list of the material terms (including compensation details, position and location of employment) of each such offer made to each Business Employee. Within five (5) Business Days after the Execution Date and until the Closing, Seller shall use its commercially reasonable efforts to provide Buyer reasonable access to the Business Employees for the sole purpose of interviewing such Business Employees and discussing employment with Buyer. Buyer may directly communicate any offer of employment to a Business Employee; provided, however, that Buyer will notify Seller prior to contacting any such Business Employee and will provide Seller with a reasonable opportunity to review any material communications or correspondence with the Business Employees prior to the Closing Date. Each Offered Employee who accepts Buyer’s offer of employment and actually commences employment with Buyer shall be referred to as a “Continuing Employee”. Prior to the Closing Date, Seller shall waive, effective as of the Closing Date, any restrictions otherwise applicable to a Continuing Employee pursuant to any agreement or other arrangement between Seller and such Continuing Employee, which would restrict or otherwise prevent such Continuing Employee from accepting or commencing employment with Buyer. For the avoidance of doubt, Seller and Buyer are not, and do not intend to be, joint employers at any time, and nothing herein may be construed as creating a joint employer relationship between Seller and Buyer.
15.2    Employee Matters.
(a)    Following Closing, Buyer agrees and shall be responsible for providing continuation coverage as required by COBRA, under a group health plan maintained by Buyer, to Continuing Employees.
(b)    During the period prior to the Closing Date, Seller shall use commercially reasonable efforts to make individual natural person independent contractors related to the Assets and directly engaged by Seller available to Buyer for the purpose of allowing Buyer to interview each such contractor and determine the nature and extent of each such Person’s continuation with Buyer, if any. Seller shall provide to Buyer contact information for Third Party service providers providing contingent personnel relating to the Assets and reasonably cooperate in identifying and transferring such contingent work force to the extent requested by Buyer.
(c)    The provisions of this Article XV are solely for the benefit of the respective parties to this Agreement and nothing in this Article XV or elsewhere in this Agreement, express or implied, shall create any Third Party beneficiary or other rights or confer upon any employee, Continuing Employee, or legal representative or beneficiary or dependent thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever. Nothing in this Agreement is intended as an amendment, modification or waiver of the provisions of any benefit or compensation plan, program, policy, agreement, arrangement or contract (including any Benefit Plan), or shall prohibit or limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by Buyer or any of its Affiliates.
ARTICLE XVI
MISCELLANEOUS
16.1    Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.
16.2    Expenses and Taxes.
(a)    Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
(b)    All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(c)    All Taxes that are real property Taxes, ad valorem Taxes, personal property Taxes and similar obligations attributable to the Assets, but excluding, for the avoidance of doubt, income, capital gains and franchise Taxes and Transfer Taxes (the “Asset Taxes”) with respect to the Tax period in which the Effective Time occurs or estimate(s) thereof shall be apportioned as of the Effective Time between Seller and Buyer. Such Asset Taxes shall be apportioned as of the Effective Time between Seller and Buyer and included in the Final Settlement Statement. To the extent the actual amount of any Asset Taxes described in this Section 16.2(c) is not determinable at the time of the Final Settlement Statement, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of the Final Settlement Statement. For purposes of the foregoing, in each case, the Asset Taxes shall be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time, with the portion of Asset Taxes attributable to the period immediately prior to the Effective Time being allocated to Seller, and the portion of the Asset Taxes attributable to the period beginning on the Effective Time being allocated to Buyer. Seller shall pay or cause to be paid to the taxing authorities all Asset Taxes due prior to the Closing Date. Buyer shall pay or cause to be paid to the taxing authorities all Asset Taxes due after the Closing Date relating to the Tax period in which the Effective Time occurs without thereby becoming entitled to any additional payment from Seller other than as required by Article III and neither Party shall be liable to make any additional payment to the other Party in the event an estimate of such Asset Taxes used in arriving at the Final Settlement Statement varies from the actual amount thereof.
(d)    Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and Records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.
(e)    Any payments made to any Party pursuant to Article XIII shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their respective Tax Returns to the extent permitted by Law.
16.3    Value Allocations for Tax Purposes. Seller and Buyer agree that the portion, if any, of the Adjusted Purchase Price and any other items treated for federal Tax purposes as consideration for a sale transaction (collectively, the “Allocable Amount”) shall be allocated among the various Assets for federal and state income Tax purposes in accordance with Section 1060 of the Code and Treasury Regulations promulgated thereunder. The initial draft of such allocations shall be prepared by Seller and shall be provided to Buyer concurrently with the delivery of the Final Settlement Statement. Seller and Buyer shall then prepare a mutually agreeable final schedule of any Allocable Amount among the Assets (as adjusted, the “Allocation Schedule”), which agreement will not be unreasonably withheld, conditioned or delayed by either Party. The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. If required, the allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which such form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Neither Buyer nor Seller shall take any Tax position inconsistent with such allocation and neither Buyer nor Seller shall agree to any proposed adjustment to the Allocation by any Taxing authority unless required by a “determination” within the meaning of Section 1313(a) of the Code or with the prior written consent of the other Party; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation. The procedures of Section 3.5 shall be applied in the event of a dispute for any item under this Section 16.3, mutatis mutandis.
16.4    Assignment; Liquidating Trust.
(a)    Neither this Agreement, nor any rights, obligations, liabilities, covenants, duties or responsibilities hereunder, may be assigned by any Party, in whole or in part, without the prior written consent of the other Party, which consent may be withheld for any reason; provided, however, that Buyer shall be permitted to assign all or any portion of its rights or obligations under this Agreement to one or more of its Affiliates without the prior consent of Seller; provided that the assigning Party shall remain primarily liable for all obligations of Buyer hereunder together with its assignee. Any assignment in violation of the foregoing shall be deemed void ab initio; provided, further, that, Buyer may assign all or any portion of its rights and obligations pursuant to this Agreement to the Debt Financing Sources pursuant to the terms of the Commitment Documentation for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Commitment. No assignment by any Party of this Agreement shall relieve such Party of any of its obligations (including indemnity obligations), liabilities, covenants, duties or responsibilities hereunder.
(b)    If a Liquidating Trust is established, from and after the formation of the Liquidating Trust all rights and obligations of Seller under this Agreement shall accrue to and be for the benefit of an shall be exercisable by the Liquidating Trust, as provided by any order of the Bankruptcy Court and the Liquidating Trustee shall be entitled to exercise all of the rights of Sellers under this Agreement.
16.5    Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
16.6    Publicity; Disclosure of Agreement and Transaction. Seller and Buyer and their respective Affiliates, if applicable, shall consult with each other with regard to all press releases or other public or private announcements issued or made at or prior to the Closing concerning this Agreement or the transactions contemplated herein, and neither Buyer nor Seller shall issue, and each of them shall not permit any Affiliate to issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. The foregoing limitations shall not (A) restrict disclosures by a Party that are permitted or required under this Agreement, including Section 3.4(a), (B) restrict disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations or the applicable rules of any Governmental Authority or stock exchange having jurisdiction over the disclosing Party or its Affiliates, (C) prevent Buyer or Seller from recording the Assignment and Deed or any federal or state assignments delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets from Seller to Buyer, (D) prevent Buyer or Seller from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the terms of the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in such agreement, and (E) prevent Seller from making disclosures to the extent reasonably required in connection with complying with Preferential Purchase Rights and seeking to obtain Consents.
16.7    Notices. All notices and communications which are required or may be given to a Party hereunder shall be in writing and shall be deemed to have been duly given upon the earliest of: (a) if by personal delivery, then the date of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then the next Business Day, (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (c) if sent by email, with delivery receipt to sender or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery if such date is a Business Day during normal business hours, or, if such date is not a Business Day during normal business hours, then on the next Business Day:
If to Seller:
Kingfisher Midstream, LLC
15021 Katy Freeway, Suite 400
Houston, Texas 77094
Attention: Ryan McKenzie, Associate General Counsel
E-mail: rmckenzie@AltaMesa.net
with a copy to:
Kingfisher Midstream, LLC
15021 Katy Freeway, Suite 400
Houston, Texas 77094
Attention: John Campbell, President and Chief Operating Officer
E-mail: jcampbell@AltaMesa.net
and
Kingfisher Midstream, LLC
15021 Katy Freeway, Suite 400
Houston, Texas 77094
Attention: Allison Davis, Associate General Counsel
E-mail: adavis@AltaMesa.net
with a copy to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attention: Rodney L. Moore
E-mail: rodney.moore@weil.com
If to Buyer:
c/o Mach Resources LLC
14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134
Attention: Michael Reel, Senior Counsel
E-mail: mreel@machresources.com
with a copy to:
Bayou City Energy
1201 Louisiana Street, Suite 3308
Houston, Texas 77002
Attention: Darren Lindamood, Director & General Counsel
E-mail: Darren@bayoucityenergy.com
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
Attention: David M. Castro Jr., P.C.
     Christopher S.C. Heasley
E-mail: david.castro@kirkland.com
     christopher.heasley@kirkland.com
and
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Gregory F. Pesce
E-mail: gregory.pesce@kirkland.com
The Parties may change the identity, address and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 16.7.
16.8    Further Cooperation. After the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and shall take such other actions as any Party may reasonably request, to transfer and deliver the Assets to Buyer, and to otherwise accomplish the transactions contemplated by this Agreement.
16.9    Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (with commercially reasonable cooperation from Seller, as necessary) (a) record the Instruments of Conveyance relating to the Assets and all state/federal assignments executed at the Closing in all applicable real property records and, if applicable, all state or federal agencies, (b) if applicable, send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer (or, if applicable, Buyer’s operating Affiliate) as the operator thereof, (c) pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer (or, if applicable, Buyer’s operating Affiliate) as the operator thereof and (d) subject to the provisions of Section 5.2(a)(iii), pursue all other consents and approvals that may be reasonably required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action reasonably required of it by any Governmental Authority in order to obtain such approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
16.10    Entire Agreement; Conflicts. THIS AGREEMENT, THE CONFIDENTIALITY AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO AND THE TRANSACTION DOCUMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; OR (B) THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 16.10.
16.11    Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.
16.12    Parties in Interest. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties, or their respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so); provided, further, that that the Debt Financing Sources may enforce on behalf of the Debt Financing Related Parties (and each is an intended third party beneficiary of) the provisions of Section 8.8, Section 9.13, Section 16.3, Section 16.4, Section 16.12, Section 16.13, Section 16.14, Section 16.15, and Section 16.21.
16.13    Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification; provided, that notwithstanding anything to the contrary contained herein, none of Section 8.8, Section 9.13, Section 16.3, Section 16.4, Section 16.12, Section 16.13, Section 16.14, Section 16.15, and Section 16.21 (or any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may be amended, modified, waived or terminated in a manner that is materially adverse to a Debt Financing Related Party without the prior written consent of the Debt Financing Sources.
16.14    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance; provided, that notwithstanding anything to the contrary contained herein, none of Section 8.8, Section 9.13, Section 16.3, Section 16.4, Section 16.12, Section 16.13, Section 16.14, Section 16.15, and Section 16.21 (or any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may be amended, modified, waived or terminated in a manner that is materially adverse to a Debt Financing Related Party without the prior written consent of the Debt Financing Sources. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
16.15    Governing Law; Jurisdiction; Venue; Jury Waiver.
EXCEPT TO THE EXTENT THE MANDATORY PROVISIONS OF THE BANKRUPTCY CODE APPLY, THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, THAT ANY MATTER RELATING TO REAL PROPERTY SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION WHERE SUCH REAL PROPERTY IS LOCATED. WITHOUT LIMITATION OF ANY PARTY’S RIGHT TO APPEAL ANY ORDER OF THE BANKRUPTCY COURT, (I) THE BANKRUPTCY COURT SHALL RETAIN EXCLUSIVE JURISDICTION TO ENFORCE THE TERMS OF THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS DELIVERED PURSUANT HERETO, AND TO DECIDE ANY CLAIMS OR DISPUTES WHICH MAY ARISE OR RESULT FROM, OR BE CONNECTED WITH, THIS AGREEMENT OR SUCH TRANSACTION DOCUMENTS, OR ANY BREACH OR DEFAULT HEREUNDER OR THEREUNDER, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND (II) ANY AND ALL CLAIMS RELATING TO THE FOREGOING SHALL BE FILED AND MAINTAINED ONLY IN THE BANKRUPTCY COURT, AND THE PARTIES AND HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT, PRIOR TO COMMENCEMENT OF THE CHAPTER 11 CASES OR IF THE CHAPTER 11 CASES ARE CLOSED, EACH PARTY CONSENTS TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS (OR IF THE FEDERAL DISTRICT COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, HARRIS COUNTY, TEXAS) FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. SUBJECT TO THE FOREGOING PROVISIONS OF THIS SECTION 16.15, ANY SUCH ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN HOUSTON, HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER) OR, IF THE FEDERAL COURTS DO NOT HAVE JURISDICTION, THEN THE STATE COURTS IN HOUSTON, HARRIS COUNTY, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER). EACH PARTY WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH COURTS AND WAIVE ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER SUCH PARTY. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST OR INVOLVING ANY DEBT FINANCING RELATED PARTY ARISING OUT OF THIS AGREEMENT OR THE DEBT FINANCING).
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, (I) EACH PARTY HERETO ACKNOWLEDGES AND IRREVOCABLY AGREES THAT ANY PROCEEDING, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE, INVOLVING ANY DEBT FINANCING RELATED PARTY ARISING OUT OF, OR RELATING TO, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND (II) EACH OF THE PARTIES AGREES (I) THAT ANY CLAIM, CROSS-CLAIM, SUIT, ACTION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, INVOLVING ANY OF THE DEBT FINANCING RELATED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THE COMMITMENT OR THE PERFORMANCE OF SERVICES THEREUNDER SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF A STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK AND THE APPELLATE COURTS THEREOF, (II) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING IN ANY OTHER COURTS, OTHER THAN A STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN WITHIN THE CITY OF NEW YORK, (II) TO WAIVE AND HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION IN ANY SUCH COURT, AND (IV) THAT ANY SUCH CLAIM, CONTROVERSY OR DISPUTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
16.16    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
16.17    Removal of Name. As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate the names of Seller and any of its Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
16.18    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission or other electronic transmission shall be deemed an original signature hereto.
16.19    Time is of the Essence. With respect to all dates and time periods in this Agreement, time is of the essence. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (or the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
16.20    No Recourse.
(a)    Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, Buyer, on behalf of its Affiliates and its and their representatives, covenants, agrees and acknowledges that no Person other than Seller (and its successors or assignees, as applicable) has any obligation hereunder and that, neither Buyer, its Affiliates or its or their representatives have any right of recovery under this Agreement or any other Transaction Document against, and no personal liability under this Agreement or any Transaction Document shall attach to, any of Seller’s former, current or future equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, each of the foregoing but not including Seller, a “Seller Non-Recourse Party”), through Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer against any Seller Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise.
(b)    Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, Seller, on behalf of its Affiliates and its and their representatives, covenants, agrees and acknowledges that no Person other than Buyer (and its successors or assignees, as applicable), has any obligation hereunder and that, neither Seller, its Affiliates or its or their representatives have any right of recovery under this Agreement or any other Transaction Document against, and no personal liability under this Agreement or any Transaction Document shall attach to, any of Buyer’s former, current or future equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, Affiliates or agents, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing (collectively, each of the foregoing but not including Buyer, a “Buyer Non-Recourse Party”), through Seller or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Seller against any Buyer Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except to the extent ant Buyer Non-Recourse Party is a direct party to or assignee of any Transaction Document.
16.21    No Recourse to Financing Sources. Notwithstanding anything to the contrary contained herein, Seller and its Subsidiaries agree on behalf of themselves and their respective Affiliates that none of the Debt Financing Related Parties shall have any liability or obligation to Seller and its Subsidiaries or any of their respective Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Commitment), in each case whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the commitments under the Commitment Documentation) or otherwise. This Section 16.21 is intended to benefit and may be enforced by the Buyer, its Affiliates and the Debt Financing Sources providing the Commitment (and each such Person shall be a third party beneficiary of this Section 16.21) and shall be binding on all the respective successors and permitted assigns of Seller, its controlled Affiliates and each of their respective Affiliates.
[Remainder of page intentionally left blank. Signature page

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the Execution Date.

SELLER:

KINGFISHER MIDSTREAM, LLC

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

KINGFISHER STACK OIL PIPELINE, LLC

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

OKLAHOMA PRODUCED WATER SOLUTIONS, LLC

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

CIMARRON EXPRESS PIPELINE, LLC

By:________________________
Name: John C. Regan
Title: Chief Financial Officer

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

Buyer:

BCE-Mach III LLC

By:________________________________
Name: William W. McMullen
Title: Authorized Signatory

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]